Exhibit 99.2
ASSET PURCHASE AGREEMENT
BY
AND
AMONG
SUN CITY CARDIAC CENTER ASSOCIATES
SUN CITY CARDIAC CENTER, INC.
MEDCATH PARTNERS, LLC
MEDCATH INCORPORATED
AND
BANNER HEALTH
Dated as of September 29, 2009

TABLE OF CONTENTS

1.	DEFINITIONS; INTERPRETATION		1
	1.1	Definitions	1
	1.2	Interpretation	8

2.	SALE OF ASSETS AND CERTAIN RELATED MATTERS		8
	2.1	Sale and Transfer of the Assets	8
	2.2	Excluded Assets	9

3.	FINANCIAL ARRANGEMENTS		10
	3.1	Purchase Price	10
	3.2	Assumed Liabilities	10
	3.3	Excluded Liabilities	10
	3.4	Post Closing Purchase Price Adjustment	11
	3.5	Allocation of Purchase Price	13
	3.6	Prorations and Utilities	13
	3.7	Tax Proration	13
	3.8	Interest	13
	3.9	Banner Interim Management Agreement	13

4.	CLOSING		13
	4.1	Closing	13
	4.2	Deliveries of Seller at Closing	14
	4.3	Deliveries of Buyer at Closing	15
	4.4	Additional Acts	15

5.	REPRESENTATIONS AND WARRANTIES OF SELLER		15
	5.1	Status of Seller	15
	5.2	Powers; Consents; Absence of Conflicts With Other Agreements, Etc.	16
	5.3	Binding Agreement	16
	5.4	[Intentionally Left Blank]	16
	5.5	Financial Statements	16
	5.6	Contracts; No Defaults	17
	5.7	Real Property	17
	5.8	Title	17
	5.9	Condition of Assets	18
	5.10	Zoning	18
	5.11	Intellectual Property	18
	5.12	Insurance	19
	5.13	Litigation or Proceedings	19
	5.14	Governmental Authorizations; Compliance	19
	5.15	Regulatory Compliance; Improper Payments	19
	5.16	HIPAA Matters	20
	5.17	Compliance Program	20
	5.18	Medicare Participation; Accreditation	20
	5.19	Intentionally Omitted	21
	5.20	Reimbursement	21
	5.21	Medical Staff Matters	21
	5.22	Statutory Funds	22
	5.23	Controlled Substances	22
	5.24	Intentionally Omitted	22

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	5.25	Tax Liabilities	22
	5.26	ERISA Compliance	22
	5.27	Employees and Employee Relations	23
	5.28	Environmental Matters	24
	5.29	Medical Waste	24
	5.30	Brokers	24
	5.31	Absence of Certain Changes	24
	5.32	SCCC.	26
	5.33	No Other Representations.	26
	5.34	Statements and Other Documents Not Misleading	26

6.	REPRESENTATIONS AND WARRANTIES OF BUYER		26
	6.1	Authority of Buyer	26
	6.2	Powers; Consents; Absence of Conflicts With Other Agreements, Etc.	26
	6.3	Binding Agreement	27
	6.4	Litigation	27
	6.5	Brokers	27
	6.6	Buyer’s Acknowledgement	27
	6.7	Statements and Other Documents Not Misleading	27

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		27
	7.1	Seller’s Deliverables	27
	7.2	Compliance with Agreement	27
	7.3	Representations and Warranties	28
	7.4	Action/Proceeding	28
	7.5	Consents and Approvals	28
	7.6	Absence of Certain Changes	28
	7.7	Releases	28
	7.8	Payments to SCCC	28

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER		28
	8.1	Buyer’s Deliverables	28
	8.2	Compliance with Agreement	28
	8.3	Action/Proceeding	28
	8.4	Representations and Warranties	29

9.	ADDITIONAL AGREEMENTS AND COVENANTS		29
	9.1	Post-Closing Access to Information	29
	9.2	Employee Matters.	29
	9.3	[RESERVED]	30
	9.4	Notices and Consents	30
	9.5	Notice of Developments and Consents	30
	9.6	Affirmative Covenants of Seller	31
	9.7	Negative Covenants of Seller	31
	9.8	Noncompetition Agreement	32
	9.9	Insurance	33
	9.10	Misdirected Payments	33
	9.11	Use of Controlled Substance Permit	33

10.	INDEMNIFICATION		34
	10.1	Indemnification by Seller	34
	10.2	Indemnification by Buyer	34
	10.3	Survival/Indemnity Period	35

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	10.4	Limitations	35
	10.5	Notice and Procedure	36
	10.6	Exclusive Remedy	37
	10.7	Disregarding Materiality Exceptions	37

11.	TERMINATION		37
	11.1	Termination Events	37
	11.2	Effect of Termination	38

12.	GENERAL		38
	12.1	Notice	38
	12.2	Confidentiality; Public Announcement	40
	12.3	Cost of Transaction	40
	12.4	Choice of Law; Waiver of Jury Trial	40
	12.5	Benefit/Assignment	41
	12.6	Waiver of Breach	41
	12.7	Severability	41
	12.8	Entire Agreement/Amendment; Counterparts	41
	12.9	Further Assurances	41
	12.10	No Third Party Beneficiaries	41
	12.11	Divisions and Headings	41
	12.12	No Inferences	42

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ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of September 29, 2009, by and among SUN CITY CARDIAC CENTER ASSOCIATES, an Arizona general partnership (“Seller”), and BANNER HEALTH, an Arizona nonprofit corporation (“Buyer” and collectively with the Seller, the “Parties” and each a “Party”). Sun City Cardiac Center, Inc., MedCath Partners, LLC and MedCath Incorporated are parties to this Agreement solely for the purposes of Section 9.8 and Article X hereof.
W I T N E S S E T H:
     WHEREAS, Seller and/or Seller-Related Parties own and operate a business (the “Business”) providing cardiac services at and from its location at 10415 W Thunderbird Blvd, Sun City, Arizona (the “Center”);
     WHEREAS, Buyer owns and operates Banner Boswell Medical Center, Sun City, Arizona, and desires to add the Center to its operations; and
     WHEREAS, Buyer desires to acquire substantially all the assets of Seller and/or Seller-Related Parties primarily or exclusively used and/or useful in the Business, and Seller and the Seller-Related Parties desire to sell those assets to Buyer, all as more fully set forth below.
     NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties set forth below, and other good and valuable consideration, the receipt and adequacy all of which are forever acknowledged, the parties hereby agree as follows:
     1. DEFINITIONS; INTERPRETATION
     1.1 Definitions Capitalized terms used in this Agreement shall have the following meanings:
     “Accrued PTO” has the meaning set forth in Section 3.2(a).
     “Affiliate” means as to the Person in question, any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question and any successors or assigns of such Persons; and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by contract or otherwise. For purposes of this Agreement, “Affiliates” of Seller shall include, without limitation, the Seller-Related Parties and MedCath Corporation.
     “Agency Settlements” has the meaning set forth in Section 2.1(vii).
     “Agreement” has the meaning set forth in the Preamble.
     “Assets” has the meaning set forth in Section 2.1.
     “Assignment and Assumption Agreement” has the meaning set forth in Section 4.2(b).
     “Assumed Contracts” has the meaning set forth in Section 2.1(iv).
     “Assumed Liabilities” has the meaning set forth in Section 3.2(a).

     “Banner Interim Management Agreement” has the meaning set forth in Section 3.9.
     “Balance Sheet Date” means August 31, 2009.
     “Benefit Plans” means all “employee benefit plans,” as defined in Section 3(3) of ERISA, all “specified fringe benefit plans” as defined in Section 6039D of the Code and the rules and regulations promulgated thereunder, and all other stock purchase, stock option, equity-based, retention bonus, bonus, incentive compensation, deferred compensation, profit sharing, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit, welfare and other employee benefit plans or employment (including severance and change in control) agreements, programs, policies or other arrangements (whether formal or informal, oral or written, qualified or non-qualified, and whether or not subject to ERISA), including any funding mechanism therefor or otherwise, (i) which are currently, or at any time within the last six years were, maintained or contributed to by Seller or any ERISA Affiliate, (ii) under which any employee or former employee of Seller or any ERISA Affiliate has any present or future right to benefits or (iii) under which Seller or any ERISA Affiliate has any present or future liability.
     “Bill of Sale” has the meaning set forth in Section 4.2(a).
     “Business” has the meaning set forth in the Recitals.
     “Business Intellectual Property” means the Intellectual Property Assets used by Seller in the Business.
     “Buyer” has the meaning set forth in the Preamble.
     “Buyer Basket” has the meaning set forth in Section 10.4(a)(i).
     “Buyer Indemnified Parties” has the meaning set forth in Section 10.1.
     “Cap” has the meaning set forth in Section 10.4(a)(iii).
     “Cash Purchase Price” has the meaning set forth in Section 3.1.
     “Center” has the meaning set forth in the Preamble.
     “Claims” has the meaning set forth in Section 10.5(a).
     “Closing” has the meaning set forth in Section 4.1.
     “Closing Cash Payment Amount” has the meaning set forth in Section 3.1.
     “Closing Date” has the meaning set forth in Section 4.1.
     “Closing Date Accrued PTO” means the Accrued PTO as of the Effective Time for employees who are hired by Buyer as of Closing.
     “Closing Date Working Capital” means an amount equal to the Value of Inventory.

     “CMS” means the Centers for Medicare and Medicaid Services.
     “COBRA” means Title I, Subtitle B, Part 6, of ERISA.
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Competing Business” has the meaning set forth in Section 9.8(a).
     “Confidential Information” has the meaning set forth in Section 12.2.
     “Contracts” has the meaning set forth in Section 5.6.
     “Covered Entities” has the meaning set forth in Section 5.16(a).
     “Draft Computation” has the meaning set forth in Section 3.4(b).
     “Effective Time” has the meaning set forth in Section 4.1.
     “Employees” has the meaning set forth in Section 5.27(b).
     “Encumbrances” means any mortgages, liens, restrictions, agreements, claims, easements, encroachments, rights of way, building use, exceptions, variances, reservations, pledges, security interests, conditional sales agreements, rights of first refusal, options, obligations, restrictions, liabilities, charges or limitations of any nature.
     “Environmental Claim” means any claim, action, cause of action, investigation or notice (in each case in writing or, if not in writing, to the Knowledge of Seller) by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location of the Business, whether or not owned or operated by Seller.
     “Environmental Laws” means, as they exist on the date hereof, all applicable United States federal, state, local and non-U.S. laws, regulations, codes and ordinances relating to pollution or protection of human health (as relating to the environment or the workplace) and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to, Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., Toxic Substances Control Act (“TSCA”), 15 U.S.C. § 2601 et seq., Occupational Safety and Health Act (“OSHA”), 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., each as may have been amended or supplemented, and any applicable environmental transfer statutes or laws.
     “Equipment Lease” has the meaning set forth in Section 4.2(j).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     “ERISA Affiliate” means (a) any company, entity, trade or business that is required to be aggregated with Seller under Code Sections 414(b), (c) or (m); and (b) any other company, entity, trade or business that has adopted or is participating in any Benefit Plan related to Seller.
     “Excluded Assets” has the meaning set forth in Section 2.2.
     “Excluded Contracts” has the meaning set forth in Section 2.1(iv).
     “Excluded Liabilities” has the meaning set forth in Section 3.3.
     “Federal Healthcare Programs” means the Medicare, Medicaid and TRICARE programs.
     “Federal Privacy Regulations” means the regulations contained in 45 C.F.R. Parts 160 and 164, as amended.
     “Federal Transaction Regulations” means the regulations contained in 45 C.F.R. Parts 160 and 162, as amended.
     “Financial Statements” has the meaning set forth in Section 5.5(a).
     “Firm” has the meaning set forth in Section 3.4(b).
     “GAAP” means generally accepted accounting principles applied on a consistent basis.
     “Governmental Authority” means any nation or government, any state, local authority or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any governmental authority, bureau, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, any contractor of a governmental or quasi-governmental entity, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.
     “Governmental Authorization” means any approval, certificate of authority, certificate of need, accreditation, license, registration, permit, franchise, right, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any law.
     “Health Care Laws” has the meaning set forth in Section 5.15(a).
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. Sections 1320d through d-8.
     “Hired Employees” shall have the meaning set forth in Section 9.2(c).
     “Indebtedness” shall mean any long-term indebtedness (including the current portion thereof), any indebtedness for borrowed money, including from a bank or other financial institution, any intercompany or related party indebtedness, capital lease obligations, any guaranty, and letters of credit.
     “Indemnitee” has the meaning set forth in Section 10.5(a).
     “Indemnitor” has the meaning set forth in Section 10.5(a).

     “Intellectual Property Assets” means all intellectual property rights (common law, statutory or otherwise), including patents (including all reissues, divisions, continuations and extensions), trademarks, service marks, trade names, copyrights, and registrations and applications for any and all of the foregoing, internet domain names, formulae, algorithms, designs, inventions, methodologies, specifications, know-how, trade secrets, computer software programs and code (both object and source), development tools and proprietary information, technologies and processes, and all documentation and media describing or relating to the above, in any format, whether hard copy or machine-readable only.
     “Interest Commencement Date” has the meaning set forth in Section 3.8.
     “Knowledge”, “Known” or similar terms, whether or not capitalized, shall mean (a) with respect to a natural Person, if (i) the Person is actually aware of the fact or matter, or (ii) a prudent Person in a similar position would be expected to discover or otherwise become aware of the fact or matter in the course of conducting a reasonable investigation regarding the accuracy of the representations and warranties made herein; (b) with respect to Seller, if any of the Persons identified on Schedule 1.1 has knowledge of that fact or other matter (as set forth in (a) above) and (c) with respect to Buyer, if any of the Persons identified on Schedule 1.2 has knowledge of that fact or other matter (as set forth in (a) above). A Person shall be deemed to have conducted a reasonable investigation if he or she makes inquiry of Persons actively employed by that entity who have principal responsibility for those matters.
     “Lease” and “Leased Real Property” shall have the meanings set forth in Section 5.7(a).
     “Losses” has the meaning set forth in Section 10.1.
     “Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that (i) is, or is reasonably likely in the future to be, individually or in the aggregate, materially adverse to the business, operations, results of operations, condition (financial or otherwise), properties (including intangible properties), rights, obligations or assets of Seller with respect to the Business, provided that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect: (1) any adverse effect resulting from changes in U.S. economic conditions; (2) any adverse effect resulting from general changes or developments in the industry in which Seller operates the Business; (3) any adverse effect resulting from the announcement, execution or delivery of this Agreement or the pendency or consummation of the transactions contemplated hereby; (4) any adverse effect resulting from any change in GAAP or the interpretation thereof or any change in applicable laws; (5) the failure by Seller to take any action prohibited by this Agreement; unless, in the case of the foregoing clauses (1) and (2), such changes or developments referred to therein would materially disproportionately impact Seller with respect to the operation of the Business relative to other industry participants; or (ii) materially impairs or delays, or is reasonably likely to materially impair or delay, the ability of Seller to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.
     “Materials of Environmental Concern” means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case regulated under any Environmental Law.
     “MedCath Partners” means MedCath Partners, LLC, a North Carolina limited liability company.
     “Medical Waste” includes, but is not limited to, (a) pathological waste, (b) blood, (c) sharps, (d) wastes from surgery or autopsy, (e) dialysis waste, including contaminated disposable equipment and supplies, (f) cultures and stocks of infectious agents and associated biological agents, (g) contaminated animals, (h) isolation wastes, (i) contaminated equipment, (j) laboratory waste and (k) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals. “Medical Waste” also includes any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. § 6992, et seq. (“MWTA”), and applicable state law.
     “Medical Waste Law” means the following, including regulations promulgated and orders issued thereunder, all as may be amended from time to time: the MWTA, the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA § 2501 et seq., the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA § 1401 et seq., The Occupational Safety and Health Act, 29 USCA § 651 et seq., the United States Department of Health and Human Services, National Institute for Occupations Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119, and any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste.
     “Objection Notice” has the meaning set forth in Section 3.4(b).
     “OIG” has the meaning set forth in Section 5.17.
     “Ordinary Course” has the meaning set forth in Section 5.31.
     “Party” has the meaning set forth in the Preamble.
     “Permitted Encumbrances” means (1) any Encumbrances for ad valorem Taxes which are to be prorated pursuant to Section 3.7 and which are not yet due and payable or which are being contested in good faith and for which full reserves for the amount assessed have been recorded and paid to Buyer, (2) Encumbrances imposed by applicable law and incurred in the ordinary course of business for obligations not yet due and payable (which do not significantly differ from such Encumbrances normally imposed by law upon Seller in the ordinary course of business) to lessors, carriers, warehousemen, laborers, materialmen and the like, (3) rights of lessors under personal property leases to which any Company is a party, (4) rights of licensors under licenses to which Seller is a party; and (5) easements, zoning, rights of way and similar Encumbrances on any real property owned or occupied by Seller which do not individually or in the aggregate materially impact Seller’s use of the Real Property.
     “Person” means any individual, corporation, company, body corporate, association, partnership, limited liability company, firm, joint venture, trust or Governmental Authority.
     “Prohibited Activities” has the meaning set forth in Section 9.8(a).
     “Provider Agreements” has the meaning set forth in Section 5.18.
     “Provider Numbers” has the meaning set forth in Section 5.18.
     “Purchase Price” has the meaning set forth in Section 3.1.
     “Real Estate Laws” means all applicable zoning and other land use and similar laws, codes, ordinances, rules, regulations and orders, including the Americans With Disabilities Act (other than Environmental Laws).

     “Real Property” means real property used by Seller in the operation of the Business, including easements appurtenant benefiting Seller or the Business, together with all buildings, improvements and fixtures thereon, all easements and other appurtenances and rights thereto and together with any rights or interests of Seller in any adjacent streets, rights of way or drainage areas serving the Business.
     “Restricted Territory” means Sun City, Arizona; Sun City West, Arizona; and all areas within a 5 mile radius of the Center.
     “SCCC” means Sun City Cardiac Center, Inc., an Arizona corporation.
     “Seller” has the meaning set forth in the Preamble.
     “Seller Basket” has the meaning set forth in Section 10.4(a)(ii).
     “Seller Indemnified Parties” has the meaning set forth in Section 10.2.
     “Seller Parties” has the meaning set forth in Section 3.3(a).
     “Seller-Related Parties” means each of SCCC, MedCath Partners, and MedCath Incorporated.
     “Separation Date” has the meaning set forth in Section 9.2(d).
     “Target Accrued PTO” means an amount equal to Fifty Seven Thousand Eight Hundred Eighty Nine and 32/100 Dollars ($57,889.32), which is the aggregate amount of Accrued PTO for each employee of Seller and its Affiliates in respect of the Business as of August 29, 2009. Schedule 1 sets forth the calculation of the Target Accrued PTO.
     “Target Working Capital” means an amount equal to One Hundred Sixty Thousand Three Hundred Three and No/100 Dollars ($160,303.00).
     “Tax Allocation” has the meaning set forth in Section 3.5.
     “Taxes” means (i) any and all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, unclaimed property, transfer, franchise, profits, license, lease, rent, service, service use, withholding, payroll, employment, excise, severance, privilege, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (ii) any liability for payment of amounts described in clause (i) as a result of transferee liability or otherwise through operation of law, and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Third Party Intellectual Property Assets” has the meaning set forth in Section 5.11(b).
     “Value of Inventory” has the meaning set forth in Section 3.4(a).
     “WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

     1.2 Interpretation In this Agreement, unless the context otherwise requires:
          (a) References to this Agreement are references to this Asset Purchase Agreement and to the Schedules and Exhibits hereto;
          (b) References to Articles and Sections are references to articles and sections of this Agreement;
          (c) References to any Party to this Agreement shall include references to its successors and permitted assigns;
          (d) References to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal;
          (e) The terms “hereof,” “herein,” “hereby,” and any derivative or similar words will refer to this entire Agreement;
          (f) References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the Parties from time to time;
          (g) References to any law are references to that law as of the date hereof and the Closing Date, and all rules and regulations promulgated thereunder;
          (h) The word “including” shall mean including, without limitation; and
          (i) References to a gender include all other genders, and references to the singular refer to the plural and vica versa, as the context so requires.
     2. SALE OF ASSETS AND CERTAIN RELATED MATTERS
     2.1 Sale and Transfer of the Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire at Closing all assets, tangible and intangible, real, personal or mixed, other than the Excluded Assets, owned or leased by Seller or any Affiliate of Seller and used primarily or exclusively in the Business, including, without limitation, the following items (collectively, the “Assets”):
          (i) all equipment, whether movable or attached to the Real Property, vehicles, furniture and furnishings identified in Schedule 2.1(i);
          (ii) all supplies and inventory;
          (iii) subject to applicable law, all originals or copies of current financial, patient, medical staff and personnel records relating to the Business and personnel employed or engaged by Buyer at the Closing;
          (iv) all right, title and interest of Seller in, to or under all commitments, contracts, leases, purchase orders and agreements outstanding in respect of the Business or that otherwise relate to the Assets other than the contracts described in Section 2.2 or identified on Schedule 2.1(iv) as being the “Excluded Contracts” (collectively, the “Assumed Contracts”);

          (v) Seller’s goodwill in respect of the Business;
          (vi) all “prepaid but not yet earned” revenue of Seller;
          (vii) rights to settlements and retroactive adjustments, positive or negative if any, for periods starting on or after the Effective Time arising under the terms of the Medicare program, the TRICARE program or the Medicaid program of any state, including AHCCCS, and against any third party payor programs which settle upon a basis other than an individual claims basis (“Agency Settlements”); and
          (viii) Seller’s right to use all Business Intellectual Property Assets.
     2.2 Excluded Assets. Notwithstanding anything herein to the contrary, the following assets that are associated with Seller’s operations of the Business are not intended by the Parties to be a part of the Assets and shall be excluded from such purchase and the definition of the Assets (collectively, the “Excluded Assets”):
          (i) all cash and cash equivalents;
          (ii) all rights to Agency Settlements, if any, for periods ending on or prior to the Effective Time;
          (iii) Seller’s records books, minute books, tax records, and any records that by law Seller is required to retain in its possession (copies of which shall be given to Buyer);
          (iv) all assets, rights, funds, contracts, agreements and insurance policies in connection with any Benefit Plan described on Schedule 5.26;
          (v) all of Seller’s insurance policies and proceeds and any tax refunds arising in connection with the Business;
          (vi) all accounts receivable relating to services rendered by Seller prior to the Effective Time, which it will be the sole obligation of Seller to collect;
          (vii) Seller’s Provider Numbers and other licenses and Governmental Authorizations;
          (viii) all claims, causes of action and judgments in favor of Seller relating to the Business or the Assets;
          (ix) all of Seller’s deferred charges, advance payments, prepaid and deferred items (including prepaid rent), credits, rebates due from suppliers, security and other deposits (including without limitation any deposits with respect to the Leased Real Property), claims for refunds, rights of offset, and credits of all kinds with respect to the Business;
          (x) all managed care contracts and medical director agreements;
          (xi) all accounting and outpatient billing systems, software and related computers;
          (xii) all other systems, software and related computers used by MedCath Incorporated on an enterprise wide basis to manage its businesses, including without limitation, the Business; and

          (xiii) those other assets set forth on Schedule 2.2.
     3. FINANCIAL ARRANGEMENTS
     3.1 Purchase Price. Subject to the terms and conditions hereof, in reliance upon the representations, warranties, covenants and agreements of Seller and Seller-Related Parties herein set forth and as consideration for the sale and purchase of the Assets as herein contemplated, Buyer shall assume the Assumed Liabilities and shall pay to Seller a cash purchase price (the “Cash Purchase Price”) equal to (i) Sixteen Million Eight Hundred Eighty Seven Thousand Nine Hundred Forty Seven and No/100 Dollars ($16,887,947.00) (the “Closing Cash Payment Amount”) plus (ii) the amount, if any, by which the Closing Date Working Capital exceeds the Target Working Capital, minus (iii) the amount, if any, by which the Target Working Capital exceeds the Closing Date Working Capital, minus (iv) the amount, if any, by which the Closing Date Accrued PTO exceeds the August Accrued PTO, and plus (v) the amount, if any, by which the August Accrued PTO exceeds the Closing Date Accrued PTO (the “Purchase Price”). On the Closing Date, Buyer shall wire transfer to an account designated by Seller an amount equal to the Closing Cash Payment Amount. There shall be an adjustment to the Cash Purchase Price as provided in Section 3.4 hereof.
     3.2 Assumed Liabilities. As of the Closing Date, Buyer shall assume and agree to pay, perform and discharge in accordance with their respective terms only the following obligations and liabilities of Seller or the Seller-Related Parties in respect of the Business (collectively, the “Assumed Liabilities”): (i) the obligations and liabilities first arising during and relating to the period after Closing under the Assumed Contracts, and (ii) the obligations and liabilities of Seller as of the Closing Date for accrued and unpaid vacation, sick and personal leave (“Accrued PTO”) for those employees of Seller as are hired by Buyer. Notwithstanding anything above to the contrary, Buyer shall not be liable for (x) uncured defaults in performance of the Assumed Liabilities for periods prior to Closing; and (y) unpaid amounts in respect of the Assumed Liabilities that are past due as of Closing in accordance with the terms of the obligation and not accrued on the books of Seller.
     3.3 Excluded Liabilities. Except as expressly provided to the contrary in Section 3.2 above, under no circumstance shall Buyer be obligated to pay or assume, and none of the Assets shall be or become liable for or subject to, any liability of Seller, Seller’s Affiliates, or Seller-Related Parties whether fixed or contingent, recorded or unrecorded, known or unknown, and whether or not set forth on the Schedules hereto (collectively, the “Excluded Liabilities”). Without limiting the foregoing, Buyer shall not be obligated for any of the following liabilities:
          (a) any obligation or liability accruing, arising out of, or relating to acts or omissions of Seller or any of its Affiliates, or any of their respective medical staff, employees, agents, vendors or representatives (collectively with Seller, the “Seller Parties”) in connection with the Assets, or the operation of the Business, in each case occurring prior to Closing;
          (b) any obligation or liability accruing, arising out of, or relating to any breach of any Assumed Contract by any of the Seller Parties prior to Closing;
          (c) any obligation or liability accruing, arising out of, or relating to any Excluded Contract;
          (d) any accounts payable (including the current portion thereof) or Indebtedness;
          (e) any liability or obligation for severance with respect to employees of Seller or its Affiliates;

          (f) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations, claims or actions with respect to acts or omissions (or suspected or alleged acts or omissions) of Seller, any of its Affiliates or any of their respective employees, medical staff, agents, or vendors prior to Closing;
          (g) any civil or criminal obligation or liability accruing, arising out of, or relating to any acts or omissions of Seller, any of its Affiliates or any of their respective directors, officers, employees and agents claimed to violate any laws;
          (h) any liabilities or obligations of Seller or any of its Affiliates of every kind and nature, known and unknown, arising under the terms of the Federal Healthcare Programs or any other third-party payor programs or health insurers, in respect of, arising out of or as a result of (i) periods on or prior to Closing; and (ii) the consummation of the transactions contemplated hereby, including claims for overpayments or other excessive reimbursement or non-covered services or any penalties or sanctions relating thereto;
          (i) any (i) Taxes arising or resulting from or in connection with Seller’s ownership and/or operation of the Business and the Assets for periods ending on or prior to the Closing Date and (ii) any income Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement;
          (j) except for the Accrued PTO, any liability with respect to Seller’s employees relating to periods on or prior to Closing, including liability for (A) any compensation, accrued payroll, Benefit Plan (as described on Schedule 5.26) benefits, pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, liability for any EEOC claim, wage and hour claim, unemployment compensation claim or workers’ compensation claim or personnel policy, including those relating to any termination of employment, and all employee wages and benefits, (B) any payroll taxes, or (C) any liability arising on or prior to the Closing Date under the WARN Act;
          (k) liabilities for expenses incurred by Seller incidental to the preparation of this Agreement, the preparation or delivery of materials or information requested by Buyer, or the consummation of the transactions contemplated hereby, including all broker, counsel and accounting fees or any account payable that is attributable to legal and accounting fees and similar costs incurred by Seller which are directly related to the sale of any of the Assets;
          (l) liabilities arising from or in connection with (i) any order of any Governmental Authority, (ii) the violation of any law, (iii) the violation of any integrity or compliance agreement of any Federal Healthcare Program, each of the foregoing involving Seller or relating to or arising in connection with the Business or the use, operation, ownership or possession of the Assets prior to Closing;
          (m) liabilities relating to any of the Excluded Assets; and
          (n) any other liability, fixed or contingent, known or unknown, relating to or arising out of the ownership, operation or use of the Business or the Assets prior to the Closing unless expressly included as an Assumed Liability.
     3.4 Post Closing Purchase Price Adjustment.
          (a) On September 30, 2009, Seller shall conduct its customary fiscal year end physical inventory of the supplies and inventory on hand at the Center. Buyer shall be entitled to observe such inventory count. Based on such physical inventory, the value of inventory and supplies shall be determined by applying Seller’s normal accounting methodologies and procedures, and Seller shall prepare a schedule thereof (the “Value of Inventory”). The amount of the Value of Inventory shall be increased or decreased, as appropriate, to reflect the value of any additions to, or deletions from, the inventory and supplies of the Center between the date of the physical inventory and the Effective Time.
          (b) Within 30 days after the Closing Date, Seller shall prepare, and deliver to Buyer, (i) Seller’s determinations of the Closing Date Working Capital, (ii) Seller’s calculation of the Closing Date Accrued PTO, and (iii) Seller’s calculation of the actual Cash Purchase Price based upon such Closing Date Working Capital and Closing Date Accrued PTO (collectively, the “Draft Computation”). Seller will make available to Buyer and its auditors all records and work papers used in preparing the Draft Computation. If Buyer disagrees with any aspect of the Draft Computation, Buyer may, within 30 days after receipt of the Draft Computation, deliver a notice (an “Objection Notice”) to Seller setting forth Buyer’s determination of the Closing Date Working Capital and/or Closing Date Accrued PTO and Buyer’s calculation of the actual Cash Purchase Price. If Buyer does not deliver an Objection Notice to Seller within 30 days after receipt of the Draft Computation, then the Parties will be deemed to have agreed to the Draft Computation and such computations shall be deemed to be finally determined as set forth therein. Seller and Buyer shall use reasonable efforts to resolve any disagreements as to the Draft Computation and the Objection Notice, but if they do not obtain a final resolution within 30 days after Seller has received the Objection Notice, Seller and Buyer shall jointly retain an independent accounting firm mutually agreed upon by Buyer and Seller (the “Firm”) to resolve any remaining disagreements. Seller and Buyer shall direct the Firm to render a determination within 30 days after its retention and Seller, Buyer and their respective agents shall cooperate with the Firm during its engagement. The Firm may consider only those items and amounts in the Draft Computation or Objection Notice which Seller and Buyer are unable to resolve and in resolving any such disagreements the Firm shall act as experts and not as arbitrators. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm’s determination shall be based solely on written submissions by Seller and Buyer (i.e., not on independent review) and on the definitions included herein. The determination of the Firm shall be conclusive and binding upon Seller, Buyer and the Sellers. Until the Firm makes its determination, the costs and expenses of the Firm shall be borne equally by Seller, on the one hand, and Buyer (on behalf of the Sellers in accordance with their respective Allocation Percentages), on the other hand; provided that, when the Firm makes its determination, any costs and expenses (including costs and expenses previously advanced) of the party whose determination of the actual Cash Purchase Price was closest to the Firm’s determination of the same shall be paid by the other party.
          (c) Post-Closing Adjustment Payment.
          (i) Payment by the Buyer. If the final Cash Purchase Price as determined in accordance with Section 3.4(b) is greater than the Closing Cash Payment Amount, then within five (5) business days after the final determination of the final Cash Purchase Price, Buyer shall pay to Seller, by wire transfer or delivery of other immediately available funds, an amount equal to the product of such difference plus simple interest thereon from the Closing Date to the date of payment at an interest rate equal to 5.0% per annum; and
          (ii) Payment by Seller. If the final Cash Purchase Price is less than the Closing Cash Payment Amount, then within five (5) business days after the determination thereof, Seller shall pay to Buyer, by wire transfer or delivery of other immediately available funds, an amount equal to such difference plus simple interest thereon from the Closing Date to the date of payment at an interest rate equal to 5.0% per annum; and

          (iii) Dispute. If, pursuant to this Section 3.4, there is a dispute as to the final determination of the final Cash Purchase Price, Buyer, on the one hand, and Seller, on the other hand, shall promptly pay to the other, as appropriate, such amounts as are not in dispute, together with interest thereon, pending final determination of such dispute pursuant to this Section 3.4.
     3.5 Allocation of Purchase Price. The Parties agree that Seller shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Assets in accordance with Section 1060 of the Code (and any similar provisions of state, local or foreign law, as appropriate) (“Tax Allocation”) and in accordance with the allocation methodology set forth on Exhibit 3.5. Within 120 days after the Closing Date, Seller shall deliver the Tax Allocation to Buyer for review. Buyer shall notify Seller in writing within thirty (30) days after receipt of the Tax Allocation of any disagreement or objections Buyer may have with the Tax Allocation which objection may be based only on the Tax Allocation not having been prepared in a manner consistent with the methodology set forth on Exhibit 3.5, in which case Buyer and Seller shall use good faith efforts to reach agreement. In the event Buyer and Seller fail to agree within thirty (30) days after Buyer so notifies Seller, then Buyer and Seller shall promptly engage an accounting firm of national reputation to resolve the dispute within sixty (60) days of the engagement. Buyer and Seller shall report, act and file all Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with the Tax Allocation as finally determined pursuant to this Section 3.5. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Tax Allocation as finally determined pursuant to this Section 3.5, unless required to do so by applicable law.
     3.6 Prorations and Utilities. To the extent not otherwise prorated pursuant to this Agreement, Buyer and Seller shall prorate as of the Closing Date, any and all current real estate and personal property lease payments, charges against the real estate, power and utility charges and all other income and expenses that are normally prorated upon the sale of a going concern.
     3.7 Tax Proration. Buyer and Seller shall prorate as of the Closing Date any amounts with respect to (i) ad valorem taxes on the Assets and (ii) property taxes on the Assets. If current year tax assessments are not available, payments for ad valorem and property taxes shall initially be determined based on the previous year’s taxes and shall later be adjusted to reflect the current year’s taxes when the tax bills are finally rendered.
     3.8 Interest. Unless otherwise provided herein to the contrary, any payment required to be made by any Party pursuant to this Agreement (including pursuant to Article 10), if not paid on the date that payment is required to be made hereunder (the “Interest Commencement Date”), shall include interest from the Interest Commencement Date to the day such payment is made, computed at a rate equal to the prime rate as published in The Wall Street Journal on the Interest Commencement Date plus two percent. The imposition of interest shall not excuse the failure to make that payment.
     3.9 Banner Interim Management Agreement. Concurrently with the Closing, Buyer and SCCC shall enter into an Interim Management Agreement (the “Banner Interim Management Agreement”) providing for Buyer’s performance of services in connection with the day-to-day operations of the Business for the period set forth in that agreement.
     4. CLOSING
     4.1 Closing. The consummation of the sale and purchase of the Assets and the other transactions contemplated by and described in this Agreement (“Closing”) shall take place at the offices of Mariscal Weeks McIntyre & Friedlander, P.A., 2901 North Central, Suite 200, Phoenix, Arizona, or such other place as shall be mutually agreed upon in writing by the Parties, at 10:00 a.m., local time, on the first business day following the satisfaction or waiver by the appropriate Party of all the conditions to Closing specified in Articles 7 and 8 hereof, or on another date as the Parties may mutually designate (the “Closing Date”). Closing shall be effective as of the close of business as of the Closing Date or at such other time as the Parties agree (the “Effective Time”). Notwithstanding the foregoing, the Parties anticipate a Closing Date of September 29, 2009 with an Effective Time of 5:00 p.m. on September 30, 2009.
     4.2 Deliveries of Seller at Closing. At Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer the following:
          (a) a Bill of Sale (the “Bill of Sale”), fully executed by Seller, the form of which is attached hereto as Exhibit 4.2(a);
          (b) an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”), fully executed by Seller, the form of which is attached hereto as Exhibit 4.2(b);
          (c) a copy of resolutions duly adopted by the board of directors or other authorized governing body of Seller authorizing and approving the transactions contemplated hereby, Seller’s performance of the transactions contemplated hereby and the execution, delivery and performance of this Agreement and the documents described herein to which Seller is a party, certified as true and of full force as of Closing by an appropriate officer of Seller;
          (d) the signature and incumbency of the officers of Seller authorized to execute and deliver this Agreement and the other agreements and documents that Seller is required to deliver on or before the Closing Date pursuant to this Agreement, certified as true and accurate as of Closing by an appropriate officer of Seller;
          (e) a certificate of an officer of Seller certifying that each covenant and agreement of Seller to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects and that each of the representations and warranties of Seller set forth herein is true and correct in all material respects (except with respect to representations and warranties that contain materiality or Material Adverse Effect qualifiers, which representations and warranties shall be true and correct in all respects) as of the Closing Date or, if made as of a specified date, only as of such date;
          (f) a certificate of existence and good standing (or its functional equivalent) of Seller from the Arizona Corporation Commission, to the extent applicable, dated the most recent practical date prior to Closing;
          (g) an assignment of the lease agreement for the Sun City, Arizona Business facility located at 10415 W Thunderbird Blvd (the “Business Lease Agreement”) fully executed by the Lessor and by Seller as Lessee, in substantially the form attached hereto as Exhibit 4.2(g);
          (h) the Banner Interim Management Agreement in the form attached hereto as Exhibit 4.2(h);
          (i) [Intentionally Omitted];
          (j) the Equipment Lease Agreement (the “Equipment Lease”) between Buyer and MedCath Partners in the form attached hereto as Exhibit 4.2(j); and
          (k) Memorandum of Lease, in recordable form, for the Business Lease Agreement.

     4.3 Deliveries of Buyer at Closing. At Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:
          (a) the Closing Cash Payment Amount;
          (b) the Bill of Sale, the Assignment and Assumption Agreement, the Business Lease Agreement and the corresponding Memorandum of Lease, the Banner Interim Management Agreement, and the Equipment Lease Agreement, each fully executed by Buyer;
          (c) the signature and incumbency of the officers of Buyer authorized to execute and deliver this Agreement and the other agreements and documents that Buyer is required to deliver on or before the Closing Date pursuant to this Agreement, certified as true and accurate as of Closing by an appropriate officer of Buyer;
          (d) a certificate of an authorized officer of Buyer certifying that each covenant and agreement of Buyer to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects and that each of the representations and warranties of Buyer set forth herein is true and correct in all material respects (except with respect to representations and warranties that contain materiality or Material Adverse Effect qualifiers, which representations and warranties shall be true and correct in all respects) as of the Closing Date or, if made as of a specified date, only as of such date; and
          (e) a certificate of existence and good standing of Buyer from the Arizona Corporation Commission, dated the most recent practical date prior to Closing.
     4.4 Additional Acts. From time to time after Closing, Seller and Buyer shall execute and deliver other instruments of conveyance and transfer, and take other actions as the other may reasonably request, to convey and transfer more effectively full right, title and interest to, to vest in, and to place Buyer in legal and actual possession of any and all of the Assets, and to pay to the appropriate Party hereto any payments received, as contemplated by and in accordance with the terms of this Agreement. In addition, the Parties will provide reasonable assistance to each other by making records and personnel available in connection with collection of accounts receivable and resolution of disputes and similar matters, whether the matter arose before or after the closing.
     5. REPRESENTATIONS AND WARRANTIES OF SELLER
     As of the date hereof, except as disclosed in the Schedules, Seller represents and warrants to Buyer the following, but only with respect to the Business, except as expressly noted otherwise, as of the date hereof:
     5.1 Status of Seller. Seller is a general partnership validly existing under the laws of the State of Arizona. Seller is duly qualified or licensed to transact business in all jurisdictions where required and in which it conducts business except where failure to be so qualified would not have a Material Adverse Effect. Seller has the requisite power and authority to enter into this Agreement, perform its obligations hereunder and to conduct its businesses as now being conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of Seller.

     5.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery and performance of this Agreement and all other agreements referenced in or ancillary hereto by Seller, and the consummation of the transactions contemplated herein by Seller:
          (a) are within Seller’s powers and are not in contravention of the terms of any of its governing documents or any amendments thereto;
          (b) except as set forth on Schedule 5.2, will neither constitute a violation of or a default under, or conflict with, any term or provision of any Contract (as defined in Section 5.6), or any other restriction of any kind to which Seller is a party or by which Seller is bound, nor permit the acceleration of the maturity of the Assumed Liabilities, or the creation of any Encumbrance affecting any Assets;
          (c) except as set forth on Schedule 5.2, do not require Seller to obtain any approval or consent of, or give notice to or make any filing with any Governmental Authority bearing on the validity of this Agreement that is required by law or the regulations of any such Governmental Authority; it being acknowledged that Buyer’s intent is to take steps reasonably necessary or appropriate to obtain any required licenses and Governmental Authorizations to operate the Business;
          (d) will not violate any statute, law, rule or regulation of any Governmental Authority to which Seller or the Assets may be subject, the violation of which would have a Material Adverse Effect; it being acknowledged that Buyer’s intent is to take steps reasonably necessary or appropriate to obtain any required licenses and Governmental Authorizations to operate the Business; and
          (e) will not violate any judgment of any court or Governmental Authority to which Seller or any Assets may be subject.
     5.3 Binding Agreement. This Agreement and all agreements contemplated by this Agreement to which Seller is or shall become a party are and will constitute the valid and legally binding obligation of Seller and will be enforceable against Seller in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.
     5.4 [Intentionally Left Blank]
     5.5 Financial Statements.
          (a) Schedule 5.5(a) hereto contains copies of the following financial statements of Seller in respect of the Business (the “Financial Statements”): (i) balance sheets dated as of September 30, 2006, 2007 and 2008 and as of the Balance Sheet Date and (ii) income statements for the fiscal years ended September 30, 2006, 2007 and 2008 and for the portion of 2009 ended on the Balance Sheet Date. The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present the financial condition and results of operations of the Seller in respect of the Business as of the dates and for the periods indicated thereon.
          (b) With the exception of the liabilities set forth on the Financial Statements, the liabilities set forth on Schedule 5.5(b), and the liabilities incurred in the ordinary course of the business of Seller since the date of the most recent Financial Statements, Seller has no Knowledge of any material liabilities with respect to the Business of any kind that are to be reflected on a balance sheet pursuant to GAAP.
     5.6 Contracts; No Defaults. Attached hereto as Schedule 5.6 is a list of all contracts, agreements, commitments or obligations related to the Business or the Assets (other than with respect to Excluded Assets), whether written or oral, express or implied, to which Seller is a party or by which Seller, the Business or the Assets are bound, (i) that limits the right of the Seller or the Business to engage in or to compete with any person or entity in any business; (ii) for the purchase or sale of supplies, services, equipment, or other items, or for the performance of services for others in excess of Twenty-five Thousand and No/100 Dollars ($25,000) in any one instance or over time and which may not be terminated on no more than ninety (90) days’ notice; (iii) for the lease of any property, tangible or intangible; or (iv) otherwise material to the Assets or the operations of the Business (the “Contracts”). Seller has provided to Buyer true and complete copies of the Contracts. There is not, under any of the Contracts, any existing default, event of default or other event which, with or without due notice or lapse of time or both, would constitute a default or event of default on the part of Seller, except defaults, events of default and other events as to which requisite waivers or consents have been obtained or where the failure to obtain such requisite waiver or consent would not be reasonably likely to cause a Material Adverse Effect. Except as noted in Schedule 5.6, all Contracts are in full force and effect, to Seller’s Knowledge, there has been no threatened cancellation, termination or nonrenewal thereof, there are no outstanding disputes thereunder, each is with an unrelated third party and was entered into on an arm’s length basis in the ordinary course of business, and all will continue to be binding in accordance with their terms as of the Closing Date.
     5.7 Real Property.
          (a) Seller owns no real property used by Seller in the operation of the Business. A list and general description of the use of all Business-related real property leased by Seller as lessee from any third parties under any oral or written lease or license (each, a “Lease”), is contained on Schedule 5.7(a) hereto (the “Leased Real Property”). Seller has a good and valid leasehold interest in all of the Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. There are no agreements or amendments, oral or written, pertaining to the Leased Real Property other than as set forth in the Leases referenced on Schedule 5.7(a). The Leased Real Property constitutes all of the real property used by Seller in the operation of the Business.
          (b) To Seller’s Knowledge, the Leased Real Property is in material compliance with all Real Estate Laws. Seller has not received any notice of violation from any Governmental Authority of any Real Estate Law on the use, occupancy or operation of the Leased Real Property. To Seller’s Knowledge, no Real Estate Law or any restrictive covenant of record prohibits, limits or conditions the use or operation of the Leased Real Property as currently used or operated. To Seller’s Knowledge, Seller has all easements, servitudes, and rights of way necessary for reasonable access to the Leased Real Property. All utilities serving the Leased Real Property are adequate to operate the Business in the manner it is currently operating. Seller has received no written notice of any action to alter the zoning or zoning classification or to condemn, requisition or otherwise take all or any portion of the Leased Real Property.
     5.8 Title.
          (a) Except as disclosed on such Schedule 5.8, Seller has (i) good and marketable title to all of the owned Assets, free and clear of all Encumbrances, except for Permitted Encumbrances, and (b) valid leasehold interests in or rights to use all other Assets, all of which are identified on Schedule 5.6.

          (b) All Assets (other than Excluded Assets) that are fixed assets are located at the Center and are reflected in the Financial Statements at net book value. The Assets (other than Excluded Assets) constitute all the material assets required to operate the Business in accordance with current practice, and the Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use primarily or exclusively in connection with the Business, other than Excluded Assets. Except for the Excluded Assets, there are no assets or properties used in the operation of the Business that will not be conveyed to Buyer pursuant to this Agreement or be leased or licensed to Buyer by assignment of valid, current leases and/or license arrangements. The Assets are reasonably adequate for the purposes for which those assets are currently used or held for use.
     5.9 Condition of Assets. There are no defects known to Seller in the condition of the Leased Real Property or the Assets that will materially impair the condition of the material Assets or the operation of the Business and where the failure to repair would cause a Material Adverse Effect.
     5.10 Zoning. The present use of the Leased Real Property is permitted, and to Seller’s Knowledge, it is a conforming structure under all applicable zoning and building laws and ordinances. There are no pending or, to Seller’s Knowledge, threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to the Business. No variance, special permit, special exceptions or other approval is required under the local zoning or planning laws from any Governmental Authority to operate the Business as an in-patient Business facility.
     5.11 Intellectual Property
          (a) Seller owns, is licensed or otherwise possesses legally enforceable rights to use in the manner and to the extent currently being used by Seller all of the Business Intellectual Property, without (i) infringing or violating the valid and enforceable rights of other Persons, (ii) constituting a breach of any agreement, obligation, promise or commitment by which Seller and its Affiliates may be bound or (iii) violating any laws in any applicable jurisdiction.
          (b) No actions or proceedings against the Seller or the Business (i) have been made or are currently pending or, to Seller’s Knowledge, threatened by any Person with respect to the Intellectual Property Assets owned by Seller and used in the Business, including any actions or proceedings challenging the right of Seller to use, possess, transfer, convey or otherwise dispose of any such Intellectual Property Assets, or (ii) to Seller’s Knowledge, have been made or are currently pending or threatened by any person with respect to the Intellectual Property Assets of any third party (the “Third Party Intellectual Property Assets”) to the extent arising out of any use, possession, transfer, reproduction, conveyance, distribution or other disposition of, or of products or methods covered by or otherwise relating to, the Third Party Intellectual Property Assets used by or through Seller.
          (c) To the Knowledge of Seller, there is no unauthorized use, infringement, misappropriation or other violation of any of the Business Intellectual Property by any Person, including any employee, former employee, independent contractor or consultant of Seller or any of its subsidiaries.
          (d) Subject to obtaining any consents listed in Schedule 5.2, the Business Intellectual Property include all rights and interests necessary to conduct the Business as it is currently conducted and those rights will not be adversely affected by Seller or any other Person claiming under or through Seller or otherwise in connection with or arising from the execution, delivery and performance of this Agreement or the consummation of any of the transactions contemplated hereby.

     5.12 Insurance. Seller maintains in full force and effect, with no premium arrearages, insurance policies to cover the ownership and operations of the Business and Assets, through a program of self insurance.
     5.13 Litigation or Proceedings. Seller has delivered to Buyer an accurate list and summary description of all litigation or proceedings with respect to the Business and the Assets to which Seller is a party. Except to the extent set forth on Schedule 5.13, there are no claims, actions, suits, proceedings or investigations pending or, to Seller’s Knowledge, threatened against or affecting Seller or the Assets with respect to the Business, at law or in equity, before or by any Governmental Authority wherever located.
     5.14 Governmental Authorizations; Compliance. Seller possesses all Governmental Authorizations that are required for the current conduct of the Business and the use of the Business, the violation of which could have a Material Adverse Effect. To Seller’s Knowledge, Seller is in compliance with all material requirements of federal, state and local law, all applicable terms and material requirements of each Governmental Authorization, and all material requirements of all Governmental Authorities having jurisdiction over Seller, the conduct of the Business, the use of its properties and Assets and all premises occupied by it at the Business. Seller has not received any notice, not heretofore complied with, from any Governmental Authority having jurisdiction over its properties or activities, or any insurance or inspection body, that its operations, facilities, equipment, or business procedures or practices at the Business fail to comply with applicable law, ordinance, regulation, building or zoning law, or requirement of any Governmental Authority. Attached hereto as Schedule 5.14(a) is a correct and complete list of all Governmental Authorizations that are held by or for the Business and the Business. Except as disclosed in Schedule 5.14(b), Seller validly holds all Governmental Authorizations, each Governmental Authorization is valid, binding, in good standing and in full force and effect, and Seller is not in default (or with the giving of notice or lapse of time or both, would be in default) under any Governmental Authorization.
     5.15 Regulatory Compliance; Improper Payments.
          (a) Except as set forth in Schedule 5.15(a) hereto, Seller has not received any written notice from any Governmental Authority that any of the Business’ operations are not in compliance with all applicable laws and regulations. Seller and the Business have been and are in compliance with all applicable laws and regulations, including Health Care Laws, required to carry on the Business as currently conducted, except where the failure to be in compliance would not have a Material Adverse Effect. For purposes of this Section, “Health Care Laws” means “the Medicare and Medicaid fraud and abuse provisions of the Social Security Act, including any activity which is prohibited under (1) the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.); (2) the physician self-referral provisions of the Stark Law (42 U.S.C. § 1395nn) or the regulations thereunder; (3) the False Claims Act (31 U.S.C. § 3729); (4) the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a); (5) Mail and Wire Fraud (18 U.S.C. §§ 1341-1343); (6) False Statements Relating to Health Care Matters (18 U.S.C. § 1035); and (7) Health Care Fraud (18 U.S.C. § 1347) or regulations related to any of the above (or related state and local fraud and abuse statutes or regulations).”
          (b) Except as permitted by applicable law or regulation, neither Seller nor, to Seller’s Knowledge, any of its directors, officers or employees is a party to any contract, lease agreement or other arrangement (including but not limited to any joint venture or consulting agreement) related to Seller, the Business or the Assets with any physician, physical or occupation therapist, health care facility, hospital, nursing facility, home health agency or other person who is in a position to make or influence referrals to or otherwise generate business for Seller with respect to any of the Business or the Assets, to provide services, lease space, lease equipment or engage in any other venture or activity.

          (c) Except as set forth in Schedule 5.15(c), no Affiliate of Seller or any Seller-Related Party directly or indirectly: (i) provides any services to Seller, or is a lessor, lessee or supplier to Seller; (ii) has any cause of action or other claim whatsoever against or owes any amount to, or is owed any amount by, Seller or the Business, except for claims and amounts owed in the ordinary course of business, such as for expense advances or unreimbursed expenses, accrued vacation pay and accrued benefits under Benefit Plans; (iii) has any interest in or owns property or rights used in the operation of the Business; (iv) is a party to any contract, lease or other agreement, arrangement, understanding or commitment relating to the Assets or the operation of the Business (other than compensation and/or employee benefits payable in the ordinary course of business); or (v) received from or furnished to Seller any goods or services without adequate consideration.
     5.16 HIPAA Matters.
          With respect to the Business:
          (a) each business, entity or component of any entity owned or controlled by Seller that is a health plan, healthcare clearinghouse or healthcare provider, as such terms are defined in the Federal Privacy Regulations (collectively, the “Covered Entities”), is in material compliance with and has not violated the administrative simplification section of HIPAA, the Federal Privacy Regulations, the Federal Transaction Regulations or applicable state privacy laws.
          (b) To Seller’s Knowledge, no patient has filed a HIPAA related complaint with any Person regarding the Business.
     5.17 Compliance Program. Seller has provided to Buyer a copy of its current compliance program materials. Except as set forth on Schedule 5.17 with respect to the Business, Seller (a) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services (the “OIG”), (b) has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (c) except for routine payment and claims reviews by third party payors in the ordinary course of business, has not been the subject of any government payor program investigation conducted by any federal or state enforcement agency, (d) has not been a defendant in any qui tam/False Claims Act or similar litigation, (e) has not been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or telephone or personal contact by or from any federal or state enforcement agency (except in connection with medical services provided to third-parties who may be defendants or the subject of investigation into conduct unrelated to the operation of the Business or any other health care businesses conducted by Seller), and (f) has not received any written complaints or complaints through their telephonic hotlines from employees, independent contractors, vendors, physicians, or any other person that would indicate that Seller has in the past violated, or is currently in violation of, any law or regulation. Buyer has been provided with a description of each audit and investigation conducted by Seller pursuant to its compliance program with respect to the Business during the last three years. For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the Compliance Program Guidance published by the OIG.
     5.18 Medicare Participation; Accreditation. The Business is certified for participation in the Federal Healthcare Programs and Seller has a provider agreement with each Federal Healthcare Program (the “Provider Agreements”). The Business is in compliance with the applicable requirements of the Federal Healthcare Programs and with the terms, conditions and provisions of the Provider Agreements. The Provider Agreements are each in full force and effect. Attached hereto as Schedule 5.18(a) is a complete list of all Medicaid and Medicare provider numbers (the “Provider Numbers”) in the name of Seller, which Seller is currently using in its operations of the Business (excluding any Medicaid and Medicare provider numbers for facilities that were sold or closed by Seller prior to the date of this Agreement). There is no proceeding, investigation or survey pending or, to Seller’s Knowledge, threatened involving any of the Federal Healthcare Programs or any other third-party payor programs with respect to the Business, and Seller has no reason to believe that any investigations or surveys are pending, threatened, or imminent.
     5.19 Intentionally Omitted.
     5.20 Reimbursement. Except as set forth on Schedule 5.20, all billing practices of Seller with respect to all third-party payors of the Business, including the Federal Healthcare Programs and private insurance companies, have been in compliance with all applicable laws, regulations and policies of applicable third-party payors, private insurance companies and the Federal Healthcare Programs. All claims, returns, invoices and other forms made by the Business to the Federal Healthcare Programs or any other third-party payor are true, complete, correct and accurate in all material respects. No deficiency in any claims, returns or other filings, including claims for overpayments, setoff or recoupments, or deficiencies for late filings, has been asserted or, to the Knowledge of Seller, threatened by any Governmental Authority or any other third-party payor and, to the Knowledge of Seller, there is no basis for any claims or deficiencies. The Business has not within the prior five years been subject to any audit relating to fraudulent Medicare or Medicaid procedures or practices. The Business has not billed or received any payment or reimbursement in excess of amounts allowed by law. There is no proceeding, investigation (except for medical reviews or claim reviews in the ordinary course of business) pending or, to the Knowledge of Seller, threatened against the Business involving any of the Federal Healthcare Programs or any other third-party payor programs. Seller has provided to Buyer, copies of all written reports, surveys, deficiency notices, complaints, plans of correction, inquiries or notices of investigation received by Seller with respect to the Business within the past two years from any carrier or other payor, Governmental Authority or accrediting body. The Business is not currently under focused medical review or the subject of any probe edits by the CMS or the Business’ Medicare carrier and, to the Knowledge of Seller, no such actions have been threatened by CMS or the Business’ Medicare carrier.
     5.21 Medical Staff Matters. Schedule 5.21(a) includes true, correct, and complete copies of the bylaws and rules and regulations of the medical staff of the Business. With regard to the medical staff of the Business and except as set forth on Schedule 5.21(b) hereto, there are no pending or, to Seller’s Knowledge, threatened disputes with applicants, staff members or health professional affiliates and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired. Seller has delivered to Buyer a written disclosure containing a brief general description of all adverse actions taken in the six months prior to the date hereof against medical staff members or applicants which would reasonably be expected to result in claims or actions against Seller. Schedule 5.21(c) includes a list of the members of the Business’ medical staff. Except as listed on Schedule 5.21(d), to Seller’s Knowledge, there are no material claims, actions, suits, proceedings or investigations pending or threatened against or affecting any member of the medical staff at law or in equity or before or by any Governmental Authority wherever located. Except as listed on Schedule 5.21(e), no member of the Business’s medical staff has resigned or had his or her privileges revoked or suspended during the past five years. Except as set forth on Schedule 5.21(f), (i) no employee or independent contractor of Seller (whether an individual or entity) with respect to the Business, or any member of the Business’s medical staff has been excluded from participating in any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) during the last five years, nor is any such exclusion threatened or pending and (ii) none of the officers, directors, agents or managing employees (as that term is defined in 42 U.S.C. § 1320a-5(b)) of Seller has been excluded from Medicare or any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. § 1320a-7b, nor is any exclusion, sanction or conviction threatened or pending. With respect to the Business, Seller has not been excluded from participating in any federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)), nor is any exclusion threatened or pending. Neither Seller nor any of its personnel have been accused or convicted of a criminal offense related to the provision of health care services with respect to the Business.
     5.22 Statutory Funds. Except with respect to Assumed Liabilities, none of the Assets are subject to any liability to which Buyer may become obligated in respect of amounts received by Seller for the purchase or improvements of the Assets or any part thereof under restricted or conditioned grants or donations, including monies received under the Public Health Service Act (42 U.S.C. § 291 et seq.).
     5.23 Controlled Substances. To Seller’s Knowledge, since September 1, 2005, none of Seller’s employees, or persons who provide professional services under agreements with Seller, has engaged in any activities that are prohibited under the federal Controlled Substances Act (21 U.S.C. § 801 et seq.) or the regulations promulgated pursuant to that statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.
     5.24 Intentionally Omitted.
     5.25 Tax Liabilities.
          (a) Seller is in full compliance with all applicable federal and state laws, regulations, rulings and orders relating to the payment of Taxes, except where the failure to be in compliance would not have a Material Adverse Effect.
          (b) With respect to the Business, Seller has timely filed all Tax Returns required to be filed by it (all of which are true and correct) and all Taxes due and owing by Seller (whether or not shown on any Tax Return) have been paid. There are no Encumbrances on any of the Assets with respect to Taxes, other than Encumbrances for Taxes not yet due and payable.
          (c) (i) With respect to the Business, no deficiencies for Taxes have been claimed, proposed or assessed in writing by any Governmental Authority for which Seller may have any liability, (ii) there are no pending or threatened audits, suits, proceedings, actions, investigations or claims for or relating to any liability in respect of Taxes, (iii) there are no matters under discussion by Seller with any Governmental Authorities with respect to Taxes that are reasonably expected to result in an additional amount of Taxes for which Seller may have any liability or which are reasonably expected to attach to the Assets and (iv) no power of attorney has been executed and is currently in force with respect to any Tax matter. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Business.
          (d) With respect to the Business, Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. The Business is not and has not been a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. The Business has no liability for unpaid Taxes of any Person as a former member of an affiliated group or as a transferee or successor, and is not a party to any tax allocation or sharing agreement.
     5.26 ERISA Compliance.

          (a) Schedule 5.26 sets forth a true, complete and correct list of all Benefit Plans. All Benefit Plans have been operated and administered in compliance in all material respects with their terms and applicable law, including ERISA, the Code, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of those laws
          (b) With respect to the Business, neither Seller nor any ERISA Affiliate has been liable at any time for contributions to a plan that is subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA. Neither Seller nor any ERISA Affiliate has sponsored or contributed to, or been required to contribute to, a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, or to a multiple employer welfare arrangement, as defined in Section 3(40) of ERISA.
          (c) There have been no non-exempt prohibited transactions with respect to any Benefit Plan. Neither Seller nor any ERISA Affiliate, nor to Seller’s Knowledge, any other Person, has breached any fiduciary duty with respect to any Benefit Plan for which Buyer or any of its Affiliates could have any liability. Each Benefit Plan intended to be qualified under Section 401(a) of the Code has a current favorable determination letter (or, in the case of a standardized form or paired plan, a favorable opinion or notification letter).
          (d) Seller has delivered or made available to Buyer, with respect to each of the Benefit Plans, true, accurate and complete copies of the following documents as applicable: (i) the Benefit Plan document and all amendments, (ii) the most recent actuarial report and annual reports (Form 5500), if any, for the Benefit Plan and (iii) all personnel, payroll and employment manuals and policies.
          (e) All required reports, tax returns, documents and plan descriptions of the Benefit Plans have been timely filed with the appropriate Governmental Authority, as applicable, and provided to participants in the Benefit Plans. All contributions, including salary deferrals, required to be made under the terms of any of the Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been (and will be) properly reflected on the Financial Statements, as applicable.
          (f) No Benefit Plans provide for, and no written or oral agreements have been entered into promising or guaranteeing, medical, dental, vision, life or disability insurance coverage for any current or former employees of the Business, their spouses, or their dependents or beneficiaries for any period of time beyond termination of employment (except to the extent of coverage required under COBRA or similar applicable state law).
     5.27 Employees and Employee Relations.
          (a) Except as set forth on Schedule 5.27(a), as of the date hereof, (i) there is no pending or, to Seller’s Knowledge, threatened employee strike, work stoppage or labor dispute against or involving the Business and none has occurred, (ii) to Seller’s Knowledge, no union representation question exists respecting any employees of the Business, no demand has been made for recognition by a labor organization by or with respect to any employees of the Business, no union organizing activities by or with respect to any employees of the Business are taking place, and none of the employees of the Business are represented by any labor union or organization, (iii) no collective bargaining agreement exists or is currently being negotiated by the Business, (iv) there is no unfair practice claim against the Business before the National Labor Relations Board, and (v) there are no pending or, to Seller’s Knowledge, threatened complaints or charges before any Governmental Authority regarding employment discrimination, harassment, safety or other employment-related charges or complaints, wage and hour claims, unemployment compensation claims, workers’ compensation claims or the like.

          (b) Schedule 5.27(b) contains as of the date of this Agreement a list of all of the employees of the Business (the “Employees”), and an indication whether they are part-time, full-time or on a leave of absence and the type of leave. Seller has also made available to Buyer each of the Employee’s current salary or wage rate, date and amount of most recent merit increase, bonus and other compensation, benefit arrangements, accrued sick days, vacation days and holidays, periods of service and date of hire. The Business and each Benefit Plan have properly classified individuals providing services as independent contractors or Employees, as the case may be. Each of the employees has properly completed an I-9 form reflecting the Employee’s citizenship or authorization to work in the United States. To Seller’s Knowledge, the statements contained in and the supporting documents presented for each of those forms is valid and accurate.
     5.28 Environmental Matters. Except as set forth in Schedule 5.28:
          (a) The Business (including the Leased Real Property) is, and at all times during Seller’s operation of the Business at the Leased Real Property has been, operated in material compliance with applicable Environmental Laws, which compliance includes but is not limited to the possession by the Business of all permits and Governmental Authorizations required under applicable Environmental Laws for the operations and activities of the Business as those operations and activities are conducted on the date of this Agreement, and compliance with the terms and conditions thereof.
          (b) The Business has not treated, stored, managed, disposed of, transported, handled, released, or used any Materials of Environmental Concern except in the ordinary course of its business and in material compliance with all applicable Environmental Laws;
          (c) There are no Environmental Claims pending or, to Seller’s Knowledge, threatened against the Business.
     5.29 Medical Waste. Except as disclosed on Schedule 5.29, the operations and properties of Seller are and at all times have been in material compliance with the Medical Waste Laws.
     5.30 Brokers. No broker, investment banker, financial advisor or other similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.
     5.31 Absence of Certain Changes. Between the Balance Sheet Date and the date hereof, except as set forth on Schedule 5.31, there has not been any transaction or occurrence in which Seller or any of its Affiliates, in connection with the Business, has:
          (a) entered into any new line of business or amended, renewed or terminated any of its Contracts, entered into any Contract or transaction, incurred or agreed to incur any liability or increased the Business’s capital lease obligations or canceled or waived any rights, contractual or otherwise, in each case other than in the ordinary course of business and consistent with past practice in all material respects (the “Ordinary Course”);
          (b) acquired or agreed to acquire, by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof;

          (c) acquired (whether by purchase or lease) or sold, assigned, leased or otherwise transferred or disposed of or agreed to acquire (whether by purchase or lease) or to sell, assign, lease or otherwise transfer or dispose of any property, plant, equipment or other assets (including capital assets and investments in or loans to another Person), or otherwise make capital expenditures or incur costs in respect of construction-in-progress except in each instance in the Ordinary Course;
          (d) created, assumed or permitted to exist any new Encumbrance upon any of the Assets (other than Permitted Encumbrances), whether now owned or hereafter acquired or otherwise incurred any material indebtedness for borrowed money, or assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other Person which would become obligations of Buyer or affect title to the Assets (other than Permitted Encumbrances);
          (e) increased (or agreed to increase) compensation or benefits (including without limitation, the granting of options or restricted stock or other direct or indirect remuneration) payable to or to become payable to, or made (or agreed to make) any bonus payment to any member, manager, officer, employee or agent of the Business except for increases or payments made in the Ordinary Course, or entered into any employment, severance or similar agreement with any member, manager, officer, employee or agent, except for new hires in the Ordinary Course;
          (f) except as required by applicable law or regulation or the provisions of this Agreement, adopted, amended or terminated any employee benefit plan or any agreement, arrangement, plan or policy between Seller and one or more of its current or former managers, officers, employees or agents;
          (g) commenced or settled any proceeding or other litigation, action or claim;
          (h) (i) changed its methods of accounting in effect on the Balance Sheet Date, except as required by changes in GAAP or regulatory accounting principles (which shall be set forth on Schedule 5.31), (ii) experienced any material change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves or (iii) written down the value of or failed to replenish any inventory, written off as uncollectible any Accounts Receivable (or any portion thereof) or experienced any payor deductions from accounts receivable; (iv) settled, compromised, accelerated or otherwise dealt with accounts receivable in any manner that would cause cash collections on those accounts receivable to depart from historical levels or cycles, except in each instance in the Ordinary Course;
          (i) paid any amount to any Governmental Authority or any other third party for any claim, obligation, liability, loss, damages or expenses, of whatever kind or nature, incurred or imposed or based upon any provision of law pertaining to environmental protection;
          (j) taken any action or entered into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Governmental Authorization or regulatory approval that may be required for consummation of the transaction herein contemplated;
          (k) experienced any material damage, destruction or loss (whether or not covered by insurance) to any Asset or aggregate amount of Assets of the Business’s material in value or to the Business’s operations or prospects; or
          (l) experienced any Material Adverse Effect or any fact or condition likely to have or which could be expected to have a Material Adverse Effect.

     5.32 SCCC. As of October 1, 2009, no physician who refers patients to the Center will be a direct or indirect stockholder in SCCC.
     5.33 No Other Representations. Except for the express representations and warranties contained in this Article V, Seller and its Affiliates are making no representation or warranty whatsoever, express or implied, including but not limited to any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of the Business and that Buyer accepts the Assets “as is” and “where is.”
     5.34 Statements and Other Documents Not Misleading No representation or warranty by Seller contained in this Agreement, and no statement contained in the schedules or any other document, certificate or other instrument delivered at the Closing by or on behalf of the Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.
     6. REPRESENTATIONS AND WARRANTIES OF BUYER
     As of the date hereof, except as disclosed in the Schedules, Buyer represents and warrants to Seller as follows:
     6.1 Authority of Buyer. Buyer is a nonprofit corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Buyer has the requisite power and authority to enter into this Agreement, perform its obligations hereunder and to conduct its businesses as now being conducted. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer.
     6.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery and performance of this Agreement and all other agreements referenced in or ancillary hereto by Buyer, and the consummation of the transactions contemplated herein by Buyer:
          (a) are within Buyer’s powers and are not in contravention of the terms of any of its governing documents or any amendments thereto;
          (b) except as set forth on Schedule 6.2, will neither constitute a violation of or a default under, or conflict with, any term or provision of any agreement or contract to which it is a party, or any other restriction of any kind to which Buyer is a party or by which Buyer is bound;
          (c) except as set forth on Schedule 6.2, do not require Buyer to obtain any approval or consent of, or give notice to or make any filing with any Governmental Authority bearing on the validity of this Agreement that is required by law or the regulations of any such Governmental Authority;
          (d) will not violate any statute, law, rule or regulation of any Governmental Authority to which Buyer may be subject, the violation of which would have a material adverse effect on Buyer or Buyer’s ability to operate the Business after the Closing; and
          (e) will not violate any judgment of any court or Governmental Authority to which Buyer may be subject.

     6.3 Binding Agreement. This Agreement and the other agreements contemplated by this Agreement to which Buyer is a party (i) have been or will be duly executed by Buyer, (ii) are and will constitute the valid and legally binding obligation of Buyer, and are and will be enforceable against Buyer in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.
     6.4 Litigation. There is no claim, action, suit, proceeding or investigation pending or, to the Knowledge of Buyer, threatened against or affecting Buyer that has or would reasonably be expected to have a material adverse effect on Buyer’s ability to perform this Agreement or any aspect of the transactions contemplated hereby.
     6.5 Brokers. No broker, investment banker, financial advisor or other similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
     6.6 Buyer’s Acknowledgement. Buyer acknowledges that the representations and warranties by the Seller in this Agreement constitute the sole and exclusive representations and warranties of Seller to Buyer in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including without limitation any relating to the future or historical financial condition, results of operations, assets or liabilities of the Business or the quality, quantity or condition of the assets of the Business) are specifically disclaimed by Seller. Except as otherwise expressly provided herein, Seller does not make or provide, and Buyer hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Assets or any part thereto. Buyer further acknowledges that (i) it has been afforded access to the books and records, facilities of Seller for purposes of conducting a due diligence investigation of the Business and (ii) it has had full opportunity to discuss with the management of Seller, the management and financial affairs of the Business.
     6.7 Statements and Other Documents Not Misleading. Neither this Agreement, including all exhibits and schedules thereto, nor the other documents and agreements contemplated hereby or required to be delivered by Buyer contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated to make that statement, document or other instrument not misleading. No other documents or instruments heretofore or hereafter furnished by Buyer to Seller in connection with the transactions contemplated hereby contains or will contain any such untrue statement or omission of a material fact.
     7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
     The obligations of Buyer hereunder are subject to the satisfaction, fulfillment or performance on or prior to the Closing Date of the following conditions unless waived in writing by Buyer:
     7.1 Seller’s Deliverables. Seller shall have delivered to Buyer the agreements, documents and other items described in Section 4.2.
     7.2 Compliance with Agreement. Each and all of the terms, covenants, agreements and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

     7.3 Representations and Warranties. Each of the representations and warranties by Seller set forth in Article 5 hereof shall be true and correct in all material respects (except with respect to representations and warranties that contain materiality or Material Adverse Effect qualifiers, which representations and warranties shall be true and correct in all respects) as of the Closing Date or, if made as of a specified date, only as of such date, in each case without regard to any updates to the Schedules by Seller.
     7.4 Action/Proceeding. No action or proceeding before a court or any other Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, no Governmental Authority shall have taken any other action or made any request of Buyer or Seller as a result of which Buyer reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.
     7.5 Consents and Approvals. All necessary Governmental Authorizations for the transactions contemplated hereby, and for the continued operation of the Business following the consummation of the transactions contemplated hereby, shall have been issued in form and substance reasonably satisfactory to Buyer.
     7.6 Absence of Certain Changes. Seller shall have conducted the Business only in the Ordinary Course and there shall have occurred no Material Adverse Effect. None of Seller, the Assets or the Business, shall have sustained any loss or damage, whether or not insured, that materially and adversely affects the value of the Assets or the Business in the reasonable opinion of Buyer.
     7.7 Releases. All Encumbrances currently encumbering the Assets other than Permitted Encumbrances shall have been duly released by the secured parties and other lien holders, and UCC-3 releases or termination statements and other lien discharging documents shall have been properly recorded, the third party shall have committed in writing to promptly release its lien upon receipt of a specified payoff amount at the Closing, or the recording thereof shall have been duly arranged pursuant to the relevant secured party’s written authorization allowing Buyer and/or Seller to file lien-discharging documents without the secured party’s signature.
     7.8 Payments to SCCC. Buyer shall have paid to SCCC $1,393,191.03, which is the amount due and owing by Buyer to SCCC through September 28, 2009; it being acknowledged that Buyer will remain obligated to pay in the normal course other amounts due and owing for the period thereafter.
     8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
     The obligations of Seller hereunder are, at the option of Seller, subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller:
     8.1 Buyer’s Deliverables. Buyer shall have delivered to Seller the agreements, documents and other items described in Section 4.3.
     8.2 Compliance with Agreement. Each and all of the terms, covenants, agreements and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.
     8.3 Action/Proceeding. No action or proceeding before a court or any other Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no Governmental Authority shall have taken any other action or made any request of

Buyer or Seller as a result of which Seller reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.
     8.4 Representations and Warranties. Buyer’s representations and warranties set forth in Article 6 hereof shall be true and correct in all material respects on the Closing Date.
     9. ADDITIONAL AGREEMENTS AND COVENANTS.
     9.1 Post-Closing Access to Information. For a period of five years after the end of the year in which Closing occurs, the Parties will retain and make available to one another upon written request documents and information relating to the Assets, the Assumed Contracts and the Assumed Liabilities for periods prior and subsequent to Closing to the extent reasonably necessary to facilitate concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations and the prosecution or defense of claims.
     9.2 Employee Matters.
          (a) At Closing, Buyer shall offer to employ only the employees of Seller listed on Schedule 9.2, provided that those employees meet the pre-employment screening requirements of Buyer. No obligations of Seller to or with respect to any of its employees, including, but not limited to, obligations for accrued vacation, sick and personal leave (except for the Accrued PTO), severance pay, obligations under employment contracts, Benefit Plans, employee handbooks or policies, collective bargaining agreements, and applicable laws (including liability for payroll Taxes and other proper deductions and withholdings) are being assumed by Buyer, and except as may be specifically required by applicable law, Buyer shall not be obligated to continue any employment relationship with any employee for any specific period of time.
          (b) Seller acknowledges and agrees that Buyer does not assume or agree to discharge any liability under COBRA with respect to any current or former employees of Seller. Seller agrees that it will not take any voluntary action, including the termination of its Benefit Plans, the effect of which would be, or might reasonably be expected to be, the imposition upon Buyer of COBRA liability for current or former employees of Seller not hired by Buyer. Additionally, Seller shall retain any and all liabilities under Section 4980B of the Code and Sections 601 through 608 of ERISA with respect to all current and former employees of Seller. Seller shall indemnify, defend, and hold harmless Buyer from and against any and all liabilities, damages, costs, and expenses with respect to any liability assessed upon or incurred by Buyer that is the responsibility of Seller under this Section 9.2.
          (c) All employees of Seller listed on Schedule 9.2 who accept employment with Buyer (“Hired Employees”) shall be eligible to participate in the employee benefit plans and other fringe benefits of Buyer on the same basis as such plans and benefits are offered to employees of Buyer with comparable positions with Buyer. Buyer shall credit Hired Employees for their length of service with the Seller or its Affiliates for all purposes under each employee benefit and fringe benefit plan provided by Buyer to such Hired Employees to the same extent such service was recognized under a similar plan of the Seller. However, such service need not be counted for purposes of calculating accrued benefits under a pension benefit plan or where duplicative benefits would otherwise result. For purposes of this paragraph, “employee benefit plans and other fringe benefits” includes pension and profit sharing plans, retirement and post retirement welfare benefits, severance, health insurance benefits (medical, dental and vision), short-term disability, long-term disability, life and accident insurance, sickness benefits, vacation and paid time off.

          (d) Seller shall retain the responsibility for payment of all medical, dental, vision, health and disability claims incurred by any Hired Employee prior to the date that such Hired Employee terminates employment with the Seller (his or her “Separation Date”), and Buyer does not assume any liability with respect to such claims. On or after the applicable Separation Date, all medical, dental, vision, health and disability claims incurred by Hired Employees in Buyer’s employ will be determined under Buyer’s benefit plans. Buyer agrees that Hired Employees and their eligible dependents will receive credit for their periods of coverage under the Seller’s health or disability plans towards satisfying any preexisting condition clause in any of Buyer’s health or disability plans, provided such Hired Employee or eligible dependent is enrolled in the Seller’s plans on the Closing Date. Buyer also agrees that it shall use its best efforts, to the extent commercially reasonable, upon presentation of an Explanation of Benefits (EOB) by the Hired Employees and their eligible dependents, to cause them to receive credit under Buyer’s health care plans for any amounts paid toward deductibles and out-of-pocket maximums by such Hired Employees and enrolled dependents for the portion of the current plan year preceding the Closing under a health care plan maintained by the Seller.
     9.3 [RESERVED].
     9.4 Notices and Consents.
          (a) The Parties shall use commercially reasonable efforts to: (i) provide, in coordination with each other, all notices required of any Governmental Authority to consummate the transaction contemplated herein; (ii) obtain all Governmental Authorizations (or exemptions therefrom) necessary or required to allow the Parties to perform their respective obligations under this Agreement; (iii) assist and cooperate with each other and their respective representatives and counsel in obtaining all governmental consents and Governmental Authorizations that a party reasonably deems necessary or appropriate and in the preparation of any document or other material that may be required by any Governmental Authority as a predicate to or as a result of the transactions contemplated herein; and (iv) obtain any and all third-party consents described on Schedule 5.2 or Schedule 6.2. Each Party shall give any required notices to, make any required filings with, and use its commercially reasonable efforts to obtain the required Governmental Authorizations.
          (b) To the extent that any consent of a third party that is required for Seller to sell, transfer and assign an Asset to Buyer is not obtained as of the Closing but the Closing occurs nonetheless, then Seller agrees to cooperate with Buyer for a period of 90 days following the Closing to obtain the necessary consent or approval as soon as practicable after the Closing. Notwithstanding anything contained herein to the contrary, Seller shall not be responsible for obtaining any consents necessary to assign any claim, right, contract, license, lease, commitment or other Asset to Buyer. Buyer shall assume the risk that an attempted assignment of any such contract or agreement without the consent of the other party thereto would be ineffective or would materially affect Buyer’s rights thereunder such that Buyer would not in fact receive all the rights of Seller thereunder.
     9.5 Notice of Developments and Consents. Until the Closing Date, the Parties shall promptly advise each other in writing of (i) any change or event that would cause any condition to Closing in Article 7 or Article 8 to be unable to be satisfied, (ii) any notice or other communication from any Person alleging that the consent of that Person is or may be required in connection with the transactions contemplated by this Agreement, and (iii) the existence of any matter arising or discovered which would have been required to be set forth or described in the Exhibits or Schedules to this Agreement. Each Party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against the Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. No disclosure by any Party under this Section 9.5 shall be deemed to amend or to supplement the schedules to this agreement or to prevent or cure any misrepresentation, breach of warranty, breach of covenant, or any failure to satisfy a Closing condition, unless the other Party agrees to proceed with the Closing following that disclosure. Each Party shall use reasonable commercial efforts to promptly advise the other Parties of the status and progress of that Party in obtaining any consents or approvals of third parties or Governmental Authorities that are conditions to the consummation of the transactions contemplated by this Agreement.
     9.6 Affirmative Covenants of Seller. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement, the Banner Interim Management Agreement or as otherwise consented to by Buyer in writing, Seller will:
          (a) carry on the Business in, and only in, the Ordinary Course, and use all commercially reasonable efforts to preserve intact the Business, maintain its properties in all material respects in the same operating condition and repair as they exist as of the date of this Agreement, keep available the services of its present officers and significant employees and preserve its relationship with customers, suppliers and others having business dealings with it, such that there shall be no Material Adverse Effect after the date of this Agreement;
          (b) pay accounts payable and other obligations of the Business when they become due and payable in the Ordinary Course;
          (c) perform in all material respects all of its obligations under all Contracts and other agreements and instruments relating to or affecting the Business or the Assets, and comply in all material respects with all laws, rules and regulations affecting the Business or the Assets as necessary, including so as not to cause Seller to be in breach of its representations and warranties under this Agreement;
          (d) keep in force all licenses, permits and approvals necessary to the operation of the Business as now conducted and consistent with past practice; and
          (e) maintain in effect its existing insurance programs in respect of the Business.
     9.7 Negative Covenants of Seller. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement, the Banner Interim Management Agreement or as otherwise consented to by Buyer in writing, Seller will not:
          (a) except as may relate to trade payables and similar expenses of the Business incurred in the Ordinary Course and the renewal of any malpractice insurance coverage of the Business, enter into, renew, amend, breach or terminate any contract or agreement to which it is a party with respect to the Business other than in the Ordinary Course;
          (b) impose or suffer the imposition on any Asset of any Encumbrance or permit any Encumbrance to exist other than Permitted Encumbrances or those Encumbrances to be satisfied on or before the Closing;
          (c) sell or dispose of any Assets, whether real or personal, tangible or intangible, except in the Ordinary Course;
          (d) engage in any transaction other than in the Ordinary Course;
          (e) except for new hires and position changes in the Ordinary Course, grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee or service provider of Seller or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or Benefit Plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee or service provider; and
          (f) take any action or omit to take any action, which action or omission would or is reasonably likely to result in a breach of any of the representations and warranties set forth in Article 5 of this Agreement.
     9.8 Noncompetition Agreement.
          (a) In consideration for the benefits Seller, Seller’s Affiliates, and Seller-Related Parties will receive in connection with the transactions contemplated herein, which benefits are hereby acknowledged, and as further consideration for, and as a condition to, the transactions contemplated hereby, and so that Buyer and its Affiliates shall receive and be able to maintain the benefit of the goodwill, trade secrets and confidential information which Seller enjoys and has enjoyed in connection with its operation of the Business, and recognizing that the covenants contained herein are not severable from the goodwill and are granted to Buyer to protect the same, and to otherwise protect the legitimate business interests of Buyer, Seller and the Seller-Related Parties covenant and agree that for the first year, and the second year, and the third year, and the fourth year and the fifth year after the Closing Date, Seller and the Seller-Related Parties will not, and MedCath Incorporated and MedCath Partners shall cause MedCath Corporation and its Affiliates not to, anywhere within the Restricted Territory, directly or indirectly, (i) operate, develop, manage or own any interest in a licensed health care facility providing cardiac catheterization services (a “Competing Business”); (ii) lease or provide office space to any business which owns, manages or operates a Competing Business; (iii) interfere with, disrupt or attempt to disrupt any relationship, contractual or otherwise, between Buyer or its Affiliates, on one hand, and any Person that is or has been during the 24-months prior to the Closing Date, a patient, referral source, supplier of the Business; or (iv) solicit for employment any employee of the Business listed on Schedule 5.27(b) to leave his or her employment with the Business, Buyer or Buyer’s Affiliates without the express written consent of Buyer which shall not be unreasonably withheld, provided, however, that the foregoing shall not prohibit a general solicitation of employment by Seller, Seller’s Affiliates, or Seller-Related Parties that is not specifically directed at such employees and shall not apply to any individual whose employment with Buyer has been terminated for a period of six months or longer ((i)-(iv) above being collectively the “Prohibited Activities”), it being acknowledged by Seller and the Seller-Related Parties that the Restricted Territory and Prohibited Activities substantially cover the geography and activities that comprise the market in which the Business conducts its operations and affairs.
          (b) Seller and the Seller-Related Parties hereby acknowledge that their agreements not to engage in the Prohibited Activities for the period of time provided herein are manifestly reasonable upon their face and that they are reasonable as to time and no greater than is required for the reasonable protection of Buyer in light of the substantial harm that Buyer would suffer should Seller or the Seller-Related Parties breach any of the provisions of this Section 9.8. Seller and the Seller-Related Parties further agree that the nature, kind and character of the Prohibited Activities are reasonably necessary to protect the interests of Buyer.
          (c) Nothing herein shall prevent (i) any Seller, Seller Affiliate or Seller-Related Party from engaging in any Prohibited Activities (other than the nonsolicitation covenant in Section 9.8(a)(iv) which shall apply) at any health care facility currently owned, operated or managed by such Person, including without limitation Arizona Heart Hospital, (ii) any third party who acquires (through equity purchase, merger, asset purchase or otherwise) Seller, Seller’s Affiliate, a Seller-Related Party or a business operated by any of such Persons from engaging in any Prohibited Activities, or (iii) any Affiliate of Seller who is a physician from (A) personally performing professional medical services directly for his or her patients at any hospital or facility, (B) billing and receiving professional fees as a result of his or her professional medical services from any payor or (C) providing at their medical practice offices from which they personally provide professional services such ancillary medical services (and the benefit of all equipment related thereto) that other physicians in their community may provide from their medical practice offices.
          (d) If a judicial determination is made that any of the provisions of this Section 9.8 constitute an unreasonable or otherwise unenforceable restriction against Seller, the provisions of this Section 9.8 shall be rendered void only to the extent that the judicial determination finds those provisions to be unreasonable or otherwise unenforceable. Any judicial authority construing this Section 9.8 shall be empowered to sever any portion of the Restricted Territory, temporal limits or Prohibited Activities from the coverage of this agreement and to apply the provisions of this Section 9.8 to the remaining portion of the territory or the remaining activities not so severed by the judicial authority.
          (e) Seller and the Seller-Related Parties agree that any violation of this Section 9.8 will result in irreparable injury to Buyer, that a remedy at law for any breach or threatened breach of the covenants contained herein will be inadequate and that in the event of any breach, Buyer, in addition to any other remedies or damages available to Buyer at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages or securing or posting any bond. In the event of any breach of this Section 9.8 and in addition to an injunction, Buyer shall also be entitled to recover the amount of fees and other compensation earned by Seller and the Seller-Related Parties as a result of any breach, plus any other damages a court of competent jurisdiction may find appropriate.
     9.9 Insurance. Seller shall purchase a five (5) year insurance policy as described on Schedule 9.9 and shall provide evidence to Buyer of such purchase at the Closing. In addition during the five (5) year period after Closing, MedCath Incorporated will maintain in full force and effect, and name Seller and SCCC as additional insureds thereunder, (i) a $25 million umbrella policy which will provide coverage once the extended coverage policy is used up, and (ii) excess coverage of $25 million. Notwithstanding the foregoing, MedCath Incorporated reserves the right to modify its insurance program and coverages in the manner it determines is best for its facilities provided, however, that Seller and SCCC remain covered under such insurance program during such 5 year with limits which are customary and reasonable in the hospital industry for companies the size of MedCath.
     9.10 Misdirected Payments. Seller and Buyer covenant and agree to remit, with reasonable promptness, to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by, or otherwise payable to, the other. In addition, and without limitation, in the event of a determination by any Governmental Authority or third party payor that payments to Seller with respect to the Business resulted in an overpayment or other determination that funds previously paid by any program or plan to Seller with respect to the Business must be repaid, Seller shall be responsible for repayment of said monies (or defense of those actions) if the overpayment or other repayment determination was for services rendered on or prior to Closing and Buyer shall be responsible for that repayment of said monies (or defense of those actions) if the overpayment or other repayment determination was for services rendered after Closing. In the event that, following Closing, a Party suffers any offsets against reimbursement against any third party payor or reimbursement programs due that Party, relating to amounts owed under any programs by the Other Party, the Other Party shall immediately upon written demand from the first Party pay to it the amounts so billed or offset. These obligations shall be in addition to any other remedies available herein.
     9.11 Use of Controlled Substance Permit. To the extent permitted by applicable law, Buyer shall have the right, for a period not to exceed one hundred and twenty (120) days following Closing, to operate under the licenses and registrations of Seller and the Business relating to controlled substances and the operation of pharmacies and laboratories, until Buyer is able to obtain its own licenses and registrations. In furtherance thereof, Seller and the Business shall execute and deliver to Buyer at or prior to Closing limited powers of attorney to facilitate that use.
     10. INDEMNIFICATION
     10.1 Indemnification by Seller. Subject to and to the extent provided in this Article 10 (including without limitation the limitations set forth in Section 10.4), Seller and the Seller-Related Parties, jointly and severally, shall indemnify and hold harmless Buyer, its Affiliates and their respective officers, directors, managers, partners, employees, and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all damages (other than consequential, special, exemplary and punitive damages unless awarded in a third party claim), claims, losses, costs (including court costs and costs of appeal and including costs with respect to enforcement of an indemnity claim), liabilities, third party out of pocket expenses or obligations (including, without limitation, reasonable attorneys’ and experts’ fees and associated expenses) (collectively, “Losses”) incurred or suffered by any of the Buyer Indemnified Parties as a result of or arising from:
          (a) any breach of or misrepresentation associated with any representation or warranty made in this Agreement on the part of Seller;
          (b) any breach, non-compliance or failure to perform fully any covenant or agreement made in this Agreement on the part of Seller or Seller-Related Parties;
          (c) the Excluded Liabilities;
          (d) the acts or omissions of Seller and its officers, directors, employees, agents and independent contractors, excluding (i) any act or omission constituting medical malpractice by any such person who is a physician or (ii) any Losses which arise from an Assumed Liability;
          (e) any fraud, willful misconduct or criminal acts of Seller or its officers, directors, members, shareholders, partners, employees, agents and independent contractors; and
          Subject to Sections 10.3 and 10.4 hereof, any indemnification payments shall be made within thirty (30) business days of the date on which the amount of a Loss is identified in writing by the Buyer Indemnified Party(ies) to Seller and Seller-Related Parties, and payment shall be effected by Seller and Seller-Related Parties, at their sole election, by (i) wire transfer of immediately available funds or (ii) delivery of a certified check or official bank check in the amount of the indemnification liability.
     10.2 Indemnification by Buyer. Subject to and to the extent provided in this Article 10, Buyer shall indemnify and hold harmless Seller and the Seller-Related Parties and their respective Affiliates, officers, directors, managers, partners, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any Losses incurred or suffered by any of the Seller Indemnified Parties as a result of or arising from:
          (a) any breach of or misrepresentation associated with any representation or warranty made in this Agreement on the part of Buyer;
          (b) any failure to perform fully any covenant or agreement made in this Agreement on the part of Buyer;

          (c) any fraud, willful misconduct or criminal act of Buyer or its officers, directors, members, shareholders, partners, employees, agents and independent contractors;
          (d) the Assumed Liabilities; and
          (e) the acts or omissions of Buyer or its officers, directors, members, shareholders, partners, members, employees, agents or independent contractors.
     Subject to Sections 10.3 and 10.4 hereof, any indemnification payments shall be made within thirty (30) business days of the date on which the amount of a Loss is identified in writing by the Seller Indemnified Party(ies) to Buyer, and payment shall be effected by Buyer, at the sole election of the Buyer Indemnified Party(ies), by (i) wire transfer of immediately available funds of Buyer, or (ii) delivery of a certified check or official bank check in the amount of the indemnification liability.
     10.3 Survival/Indemnity Period. Except for the representations and warranties of Seller set forth in Sections 5.1, 5.2(a), 5.3, and 5.8(a) (which shall survive indefinitely) and set forth in Sections 5.15, 5.20, 5.25, and 5.26 hereof (which shall survive until the expiration of the applicable statute of limitations taking into account all valid extensions), the representations and warranties of Seller set forth herein shall survive Closing for a period of 18 months after the Closing Date. Any claim by Buyer against Seller in respect of those representations and warranties must be brought, if at all, during the applicable survival period. Except for the representations and warranties of Buyer set forth in Sections 6.1 and 6.2 (which shall survive indefinitely), the representations and warranties of Buyer set forth herein shall survive Closing for a period of 18 months after the Closing Date and any claim by Seller in respect of those representations and warranties must be brought, if at all, during the applicable survival period. The covenants and agreements made by the Parties in this Agreement shall survive for the shorter of the applicable statute of limitations and the period stated therein.
     10.4 Limitations.
          (a) Notwithstanding Sections 10.1 and 10.2 hereof, the rights of the Parties to be indemnified and held harmless under this Agreement shall be limited as follows:
     (i) no Buyer Indemnified Party shall be entitled to indemnification pursuant to Section 10.1(a) hereof unless and until the aggregate dollar amount of all those claims shall have exceeded $500,000 (the “Buyer Basket”), and after that amount has been exceeded the Buyer Indemnified Party shall be indemnified for fifty percent of all those Losses back to the first dollar up to that amount and then for all Losses above the Buyer Basket;
     (ii) no Seller Indemnified Party shall be entitled to indemnification pursuant to Section 10.2(a) hereof unless and until the aggregate dollar amount of all those claims shall have exceeded $500,000 (the “Seller Basket”), and after that amount has been exceeded, the Seller Indemnified Party shall be indemnified for fifty percent of all those Losses back to the first dollar up to that amount and then for all Losses above the Seller Basket;
     (iii) the maximum aggregate liability of the Seller and the Seller-Related Parties on one hand, and Buyer on the other hand, for all indemnification claims made under this Agreement shall each be limited to the Purchase Price (the “Cap”), except that there shall be no Cap for any Losses resulting from fraud or intentional misrepresentation by Seller or by Buyer; and

     (iv) the maximum aggregate liability of SCCC for all indemnification claims made under this Agreement shall be limited to 40% of the Purchase Price and the maximum aggregate liability of MedCath Partners and MedCath Incorporated, collectively, for all indemnification claims made under this Agreement shall be limited to 60% of the Purchase Price.
          (b) Notwithstanding the provisions of Section 10.4(a), any Losses incurred by Buyer as a result of the provisions of Section 5.1, 5.8(a) or 5.30 shall not be subject to the Buyer Basket and shall not count toward its Cap.
          (c) Notwithstanding the provisions of Section 10.4(a), any Losses incurred by a Seller Indemnified Party as a result of the provisions of Sections 6.1(a) and 6.4 shall not be subject to the Seller Basket and shall not count toward its Cap.
          (d) No claim pursuant to Section 10.1(a) and Section 10.2(a) may be asserted under this Agreement unless the Party making the claim gives the Party against whom the claim is to be made notice of that claim before the end of the applicable survival period under Section 10.3.
     10.5 Notice and Procedure.
          (a) Any Party seeking indemnity under any provision of this Agreement (the “Indemnitee”) shall promptly notify the Party from whom indemnity is sought (the “Indemnitor”) as to (i) the nature of any claims, damages, losses or liabilities asserted by or against the Indemnitee for which the Indemnitee intends to seek indemnity hereunder (“Claims”) and (ii) if applicable, the commencement of any suit or proceeding brought to enforce any Claims. The Indemnitor may elect to assume the defense of the suit or other proceeding and the Indemnitee shall cooperate fully, at the Indemnitor’s sole cost and expense, and shall be entitled reasonably to consult with the Indemnitor with respect to that defense; provided however, that if the defendants in an action include both the Indemnitor and the Indemnitee and the Indemnitee reasonably shall have concluded that there may be a conflict between the positions of the Indemnitor and the Indemnitee in conducting the defense of the action or that there may be legal defenses available to it that are different from or additional to those available to the Indemnitor, the Indemnitee shall have the right to select separate counsel to assume its legal defenses and to otherwise participate in the defense of that action on behalf of the Indemnitee, in which case the reasonable fees and expenses of that counsel shall be at the expense of the Indemnitor. The Indemnitor shall not, without the written consent of the Indemnitee, (A) settle or compromise any claim or consent to the entry of any judgment either of which provides for relief other than the payment of monetary damages, or (B) settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnitee a release from all liability in respect to the claim.
          (b) Provided that the Indemnitor has accepted its indemnification obligations and has agreed to pay (and timely pays) the third party out of pocket expenses and fees incurred by the Indemnitee: (a) the Indemnitee, at the sole cost and expense of the Indemnitor, shall assist and cooperate with the Indemnitor in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnitee may be entitled from any Person in connection with the subject matter of any litigation subject to indemnification hereunder; (b) the Indemnitee shall, upon request by the Indemnitor or counsel selected by the Indemnitor and at the sole cost and expense of the Indemnitor, attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, make available its own personnel, and effect settlements; and shall do whatever else is reasonably necessary and appropriate in connection with that litigation; (c) the

Indemnitee shall not make any demand upon the Indemnitor or counsel for the Indemnitor in connection with any litigation subject to indemnification hereunder, except a general demand for indemnification as provided hereunder, and (d) the Indemnitee shall not, except at its own cost, voluntarily make any payment, assume any obligation, incur any expense, or settle or compromise any claim without the express approval of the Indemnitor. Notwithstanding the foregoing, the Indemnitee shall have the right to join in the defense of any litigation or claim at the Indemnitee’s own cost and expense, and, if the Indemnitee agrees in writing to be bound by and promptly to pay the full amount of any final judgment from which no further appeal may be taken and if the Indemnitor is reasonably assured of the Indemnitee’s ability to satisfy that agreement, then, at the option of the Indemnitee, the Indemnitee may take over the defense of that litigation or claim.
          (c) If the Indemnitee shall fail to notify promptly the Indemnitor as to (i) the nature of any Claims or (ii) the commencement of any suit or proceeding brought to enforce any Claims, or if the Indemnitee shall fail to perform its obligations as the Indemnitee hereunder or to cooperate fully with the Indemnitor in the Indemnitor’s defense of any suit or proceeding, then the indemnity with respect to the subject matter of the Claim shall continue, but shall be limited to the damages that would have nonetheless resulted absent the Indemnitee’s failure to notify the Indemnitor in the time required above after taking into account those actions as could have been taken by the Indemnitor had it received timely notice from the Indemnitee.
     10.6 Exclusive Remedy. The indemnification provided in this Article X shall be the sole and exclusive remedy for any Losses of any Buyer Indemnified Party or Seller Indemnified Party with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants or agreements made by Buyer, Seller or a Seller-Related Party in this Agreement or in any exhibit or schedules hereto or any certificate delivered hereunder; provided, however, the foregoing shall not prohibit a Party from making a claim for fraud or willful misconduct or from seeking a remedy of specific performance.
     10.7 Disregarding Materiality Exceptions. For purposes of the calculating the amount of Losses to which an Indemnitee is entitled under this Article 10 (but not for purposes of determining whether a representation or warranty has been breached), the terms “material,” “materiality,” “Material Adverse Effect” and other qualifiers, modifiers or limitations (including monetary values and qualifiers as to “Knowledge”) shall be disregarded.
     11. TERMINATION
     11.1 Termination Events. This Agreement may be terminated at any time prior to Closing upon prior written notice given by (or on behalf of) the Party electing to terminate this Agreement to the other Party:
          (a) by mutual agreement of Buyer and Seller (expressed in writing);
          (b) by either Buyer or Seller if (i) a Governmental Authority whose approval is necessary to consummate the transactions contemplated hereby shall have refused to approve the transactions contemplated hereby, or (ii) any permanent injunction, court order or other order, decree or ruling of any court or other Governmental Authority of competent jurisdiction or new law or change to existing law permanently restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby shall have been issued and become final and non-appealable;
          (c) by either Buyer or Seller if Closing shall not have occurred by October 1, 2009; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to (i) any Party whose breach of its representations and warranties in this Agreement or whose failure to perform any of its covenants and agreements under this Agreement shall have been a contributing cause of, or resulted in, the failure of Closing to occur on or before that date, or (ii) any Party whose failure to fulfill any material obligation under this Agreement or whose failure to use commercially reasonable good faith efforts to promptly cause the satisfaction of the conditions under Article 7 or Article 8, as applicable, has been the cause of, or resulted in, the failure of Closing to occur by that date;
          (d) by Buyer if a Material Adverse Effect shall have occurred since the Balance Sheet Date;
          (e) by Buyer upon a breach in any material respect of any covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have been materially breached; or
          (f) by Seller upon a breach in any material respect of any covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have been materially breached.
     11.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.1, all obligations of the Parties shall terminate except the provisions of Article 12 hereof. Termination of this Agreement by a Party shall not preclude the terminating Party from seeking remedies related to the breach of a representation, warranty or covenant contained in this Agreement.
     12. GENERAL
     12.1 Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by facsimile or other electronic means (provided the sender shall also deliver a hard copy in the United States mail if sending via other electronic means) or overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:
Seller and Seller-Related Parties:
MedCath Partners, LLC
c/o MedCath Incorporated
10720 Sikes Place, Suite 300
Charlotte, North Carolina 28277
Attention: James A. Parker, Chief Financial Officer
Phone: (704) 815-7608
Fax No.: (704) 708-5035
E-mail: art.parker@medcath.com
Sun City Cardiac Center, Inc.
Marc A. Petein, M.D.
President
13849 N. 65th Ave.
Glendale, AZ 85306
E-mail: PetainUSA@aol.com

With a copy to each of the following:
MedCath Incorporated
10720 Sikes Place, Suite 300
Charlotte, North Carolina 28277
Attention: Blair W. Todt, General Counsel
Phone: (704) 815-7610
Fax No.: (704) 708-5035
E-mail: blair.todt@medcath.com
Mariscal Weeks McIntyre & Friedlander, P.A.
2901 North Central, Suite 200
Phoenix, Arizona 85012
Attn: Jeff C. Padden, Esq.
Phone: (602) 285-5000
Fax: (602) 285-5100
E-mail: Jeff.Padden@mwmf.com
Moore & Van Allen PLLC
100 North Tryon
Suite 4700
Charlotte, North Carolina 28202
Attn: Hal A. Levinson, Esq.
Phone: (704) 331-1050
Fax: (704) 331-1159
E-mail: hallevinson@mvalaw.com
Buyer:
Banner Health
1441 N. 12th Street
Phoenix, AZ 85006-2887
Attn: Ronald R. Bunnell, Executive Vice President
and Chief Administrative Officer
Phone: (602) 747-4807
Fax: (602) 747-4528
E-mail: ron.bunnell@bannerhealth.com
With a copy to:
Banner Health
1441 N. 12th Street
Phoenix, AZ 85006-2887
Attn: David M. Bixby, Senior Vice President and
General Counsel
Phone: (602) 747-4130
Fax: (602) 747-4528
E-mail: david.bixby@bannerhealth.com
or to any other address, and to the attention of any other person or officer as any Party may designate in writing.

     12.2 Confidentiality; Public Announcement.
          (a) It is understood by the Parties that the information, documents and instruments delivered to Seller by Buyer or any Affiliate of Buyer or their agents and the information, documents and instruments delivered to Buyer or any Affiliate of Buyer by Seller or their agents including, without limitation, this Agreement and all documents delivered hereunder, are of a confidential and proprietary nature (“Confidential Information”). Each of the Parties agrees that prior to and subsequent to Closing it will maintain the confidentiality of all Confidential Information delivered to it by each of the other Parties or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and only disclose Confidential Information to its duly authorized officers, directors, representatives and agents unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby) or by other requirements of law or (ii) disclosed in an action or proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder; provided, however, that the Parties shall not disclose any Confidential Information not required to be disclosed as part of that permitted disclosure. Each of the Parties recognizes that any breach of this Section would result in irreparable harm to the other Parties and their Affiliates and that therefore either Buyer or Seller shall be entitled to an injunction to prohibit any breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies. The obligations under this section shall expire two (2) years from the date of this Agreement.
          (b) Until the Closing Date, neither Party shall issue any press release or other public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior approval of the other Party. Notwithstanding the foregoing, either Party may issue a press release or other public announcement concerning the transactions contemplated by this Agreement to the extent required by law, exchange rule or to comply with accounting or other disclosure obligations and may contact Business patients, physicians, payors and other contractual parties in connection with the orderly transition of the Business and patients to Buyer.
     12.3 Cost of Transaction. Except as otherwise provided herein, (i) Seller shall pay the fees, expenses and disbursements of Seller and its agents, representatives, accountants and counsel incurred in connection with the subject matter hereof and any amendments hereto and (ii) Buyer shall pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter hereof and any amendments hereto (except in each case in respect of costs and fee incurred in connection with enforcement of this Agreement, which shall be paid by the non-prevailing Party). Buyer shall be responsible for paying all transfer, documentary, sales, use, stamp, registration and other Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the sale of the Assets and the consummation of the transactions contemplated by this Agreement.
     12.4 Choice of Law; Waiver of Jury Trial. The Parties agree that this Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Arizona, excluding any conflict-of-laws rule or principle that might refer the governance or the interpretation, construction or enforcement of this Agreement to the laws of another jurisdiction. BUYER AND SELLER HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY, FROM WHATEVER SOURCE ARISING, IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     12.5 Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and assigns and no others; provided, however, that before the Closing, no Party may assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. The foregoing notwithstanding, Buyer may, without the prior written consent of Seller, assign its rights and delegate its duties hereunder, (i) to any Affiliate of Buyer, (ii) to any entity providing financing to Buyer and/or its Affiliates as security for such financing, or (iii) to any successor of Buyer’s operations located within 5 miles of the Center; provided, however no such assignment shall relieve Buyer of its obligations hereunder.
     12.6 Waiver of Breach. The waiver by either Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.
     12.7 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) that provision will be fully severable; (b) this Agreement will be construed and enforced as if the illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as a part of this agreement a legal, valid and enforceable provision as similar in terms (including duration, area or amount) to the illegal, invalid or unenforceable provision as may be possible.
     12.8 Entire Agreement/Amendment; Counterparts. This Agreement supersedes all previous agreements, contracts and understandings and constitutes, together with the other documents, agreements, and instruments called for to be delivered pursuant to the Agreement, the entire agreement of whatsoever kind or nature existing between or among the Parties in respect of the within subject matter and no Party shall be entitled to benefits other than those specified herein. No amendments, modifications or changes in or to this Agreement shall be effective unless and until made in writing and signed by all the Parties. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. A facsimile or .pdf copy of any Person’s signature on any counterpart shall be fully effective as if an original signature.
     12.9 Further Assurances. To the extent not already provided herein, on and after the Closing Date, Buyer and Seller will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including putting Buyer in possession and control of the Business and the Assets or to convey title to the Assets to Buyer.
     12.10 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and this Agreement does not, and shall not be construed to, confer third-party beneficiary rights upon any other Person, except for the rights to indemnification provided by Section 10 for the Buyer Indemnified Parties and the Seller Indemnified Parties.
     12.11 Divisions and Headings. The division of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

     12.12 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either Party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of a Party.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first above written.

SELLER:

SUN CITY CARDIAC CENTER ASSOCIATES

By:	MedCath Partners, LLC, its Managing Partner

By:	MedCath Incorporated, its sole member

By:

Name: Title:

BUYER:

BANNER HEALTH

By:

Name: Title:

SELLER-RELATED PARTIES:

SUN CITY CARDIAC CENTER, INC.

By:

Name: Title:

MEDCATH PARTNERS, LLC

By:	MedCath Incorporated, its sole member

By:

Name: Title:

MEDCATH INCORPORATED

By:

Name: Title:
Signature Page to Asset Purchase Agreement

EXHIBITS
3.5 Tax Allocation Methodology
4.2(a) Bill of Sale
4.2(b) Assignment and Assumption Agreement
4.2(g) Assignment of Lease
4.2(h) Banner Interim Management Agreement
4.2(j) Equipment Lease